Exhibit 99.2

CONTINENTAL AIRLINES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Year Ended December 31,
	2009	2008	2007
Operating Revenue:
Passenger (excluding fees and taxes of $1,476, $1,531 and $1,499, respectively)	$11,138	$13,737	$12,995
Cargo	366	497	453
Other	1,082	1,007	784

Total Operating Revenue	12,586	15,241	14,232

Operating Expenses:
Aircraft fuel and related taxes	3,317	5,919	4,034
Wages, salaries and related costs	3,137	2,957	3,127
Aircraft rentals	934	976	994
Regional capacity purchase, net	848	1,059	1,113
Landing fees and other rentals	841	853	790
Distribution costs	624	717	682
Maintenance, materials and repairs	617	612	621
Depreciation and amortization	494	438	413
Passenger services	373	406	389
Special charges	145	181	13
Other	1,402	1,437	1,369

Total Operating Expenses	12,732	15,555	13,545

Operating Income (Loss)	(146)	(314)	687

Nonoperating Income (Expense):
Interest expense	(367)	(376)	(393)
Interest capitalized	33	33	27
Interest income	12	65	160
Gains on sale of investments	—	78	37
Other-than-temporary impairment losses on investments	—	(60)	—
Other, net	29	(121)	38

Total Nonoperating Income (Expense)	(293)	(381)	(131)

Income (Loss) before Income Taxes	(439)	(695)	556

Income Tax Benefit (Expense)	157	109	(117)

Net Income (Loss)	$(282)	$(586)	$439

Earnings (Loss) per Share:
Basic	$(2.18)	$(5.54)	$4.53

Diluted	$(2.18)	$(5.54)	$4.05

Shares Used for Computation:
Basic	129	106	97
Diluted	129	106	114

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONTINENTAL AIRLINES, INC.

CONSOLIDATED BALANCE SHEETS

(In millions, except for share data)

	December 31,
	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	$2,546	$2,165
Short-term investments	310	478

Total unrestricted cash, cash equivalents and short-term investments	2,856	2,643

Restricted cash, cash equivalents and short-term investments	164	190
Accounts receivable, net of allowance for doubtful receivables of $7 and $7	494	453
Spare parts and supplies, net of allowance for obsolescence of $113 and $102	254	235
Deferred income taxes	203	216
Prepayments and other	402	610

Total current assets	4,373	4,347

Property and Equipment:
Owned property and equipment:
Flight equipment	8,769	8,446
Other	1,787	1,694

Flight equipment and other	10,556	10,140
Less: Accumulated depreciation	3,509	3,229

Owned property and equipment, net	7,047	6,911

Purchase deposits for flight equipment	242	275

Capital leases	194	194
Less: Accumulated amortization	63	53

Capital leases, net	131	141

Total property and equipment, net	7,420	7,327

Routes and airport operating rights, net of accumulated amortization of $389 and $375	778	804
Other assets, net	210	208

Total Assets	$12,781	$12,686

(continued on next page)

CONTINENTAL AIRLINES, INC.

CONSOLIDATED BALANCE SHEETS

(In millions, except for share data)

	December 31,
	2009	2008
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt and capital leases	$975	$519
Accounts payable	924	1,021
Air traffic and frequent flyer liability	1,855	1,881
Accrued payroll	367	345
Accrued other liabilities	268	708

Total current liabilities	4,389	4,474

Long-Term Debt and Capital Leases	5,291	5,353

Deferred Income Taxes	203	216

Accrued Pension Liability	1,248	1,417

Accrued Retiree Medical Benefits	216	234

Other Liabilities	844	869

Commitments and Contingencies

Stockholders’ Equity:
Class B common stock - $.01 par, 400,000,000 shares authorized; 138,537,127 and 123,264,534 shares issued and outstanding	1	1
Additional paid-in capital	2,216	2,038
Accumulated deficit	(442)	(160)
Accumulated other comprehensive loss	(1,185)	(1,756)

Total stockholders’ equity	590	123

Total Liabilities and Stockholders’ Equity	$12,781	$12,686

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONTINENTAL AIRLINES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Year Ended December 31,
	2009	2008	2007
Cash Flows from Operating Activities:
Net income (loss)	$(282)	$(586)	$439
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	494	438	413
Special charges	145	181	13
Deferred income tax (benefit) expense	(158)	(111)	111
Gains on sale of investments	—	(78)	(37)
Loss on fuel hedge contracts with Lehman Brothers	—	125	—
Other-than-temporary losses on investments	—	60	—
Stock-based compensation related to equity awards	9	16	27
Other adjustments, net	55	(14)	50
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	12	147	(29)
(Increase) decrease in spare parts and supplies	(34)	5	(66)
(Increase) decrease in prepayments and other assets	206	(167)	16
Increase (decrease) in accounts payable	(104)	(10)	71
Increase (decrease) in air traffic and frequent flyer liability	(26)	(86)	255
Increase (decrease) in accrued payroll, pension liability and other	45	(244)	(130)

Net cash (used in) provided by operating activities	362	(324)	1,133

Cash Flows from Investing Activities:
Capital expenditures	(381)	(373)	(329)
Aircraft purchase deposits refunded (paid), net	29	102	(219)
(Purchase) sale of short-term investments, net	180	115	(314)
Proceeds from sales of investments, net	30	171	65
Expenditures for airport operating rights	(22)	(131)	(116)
Proceeds from sales of property and equipment	64	113	67
Decrease (increase) in restricted cash, cash equivalents and short-term investments	26	(13)	86
Other cash flows from investing activities	(4)	—	—

Net cash used in investing activities	(78)	(16)	(760)

Cash Flows from Financing Activities:
Payments on long-term debt and capital lease obligations	(610)	(641)	(429)
Proceeds from issuance of long-term debt, net	538	642	26
Proceeds from public offering of common stock, net	158	358	—
Proceeds from issuance of common stock pursuant to stock plans	11	18	35

Net cash provided by (used in) financing activities	97	377	(368)

Net Increase in Cash and Cash Equivalents	381	37	5
Cash and Cash Equivalents - Beginning of Period	2,165	2,128	2,123

Cash and Cash Equivalents - End of Period	$2,546	$2,165	$2,128

Supplemental Cash Flows Information:
Interest paid	$326	$365	$383
Income taxes paid	$1	$5	$2
Investing and Financing Activities Not Affecting Cash:
Property and equipment acquired through the issuance of debt	$402	$1,014	$190
Reduction of debt in exchange for sale of frequent flyer miles	$—	$(38)	$(37)
Transfer of auction rate securities from available-for-sale to trading	$—	$97	$—
Common stock issued upon conversion of 4.5% convertible notes	$—	$—	$170

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONTINENTAL AIRLINES, INC.

CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS’ EQUITY

(In millions)

	Class B Common Stock		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount
Balance at December 31, 2006	92	$1	$1,411	$(13)	$(1,013)	$386

Net income	—	—	—	439	—	439
Other comprehensive income:
Net change in unrealized gain (loss) on derivative instruments	—	—	—	—	45	45
Net change related to employee benefit plans	—	—	—	—	463	463

Total Comprehensive Income						947

Conversion of 4.5% convertible notes	4	—	174	—	—	174
Issuance of common stock pursuant to stock plans	2	—	35	—	—	35
Stock-based compensation	—	—	27	—	—	27

Balance at December 31, 2007	98	1	1,647	426	(505)	1,569

Net loss	—	—	—	(586)	—	(586)
Other comprehensive loss:
Net change in unrealized gain (loss) on derivative instruments and other	—	—	—	—	(441)	(441)
Net change related to employee benefit plans	—	—	—	—	(810)	(810)

Total Comprehensive Loss						(1,837)

Issuance of common stock pursuant to stock plans	1	—	17	—	—	17
Issuance of common stock pursuant to stock offerings	24	—	358	—	—	358
Stock-based compensation	—	—	16	—	—	16

Balance at December 31, 2008	123	1	2,038	(160)	(1,756)	123

Net loss	—	—	—	(282)	—	(282)
Other comprehensive income:
Net change in unrealized gain (loss) on derivative instruments and other	—	—	—	—	424	424
Net change related to employee benefit plans	—	—	—	—	305	305
Tax expense on other comprehensive income	—	—	—	—	(158)	(158)

Total Comprehensive Income						289

Issuance of common stock pursuant to stock plans	2	—	11	—	—	11
Issuance of common stock pursuant to stock offerings	14	—	158	—	—	158
Stock-based compensation	—	—	9	—	—	9

Balance at December 31, 2009	139	$1	$2,216	$(442)	$(1,185)	$590

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONTINENTAL AIRLINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Continental Airlines, Inc., a Delaware corporation, is a major United States air carrier engaged in the business of transporting passengers, cargo and mail. Including our wholly-owned subsidiary, Continental Micronesia, Inc. (“CMI”), and regional flights operated on our behalf under capacity purchase agreements with other carriers, we are the world’s fifth largest airline as measured by the number of scheduled miles flown by revenue passengers in 2009. Our regional capacity purchase agreements are with ExpressJet Airlines, Inc. (“ExpressJet”), a wholly-owned subsidiary of ExpressJet Holdings, Inc. (“Holdings”), Chautauqua Airlines, Inc. (“Chautauqua”), a wholly-owned subsidiary of Republic Airways Holdings, Inc., Colgan Air, Inc. (“Colgan”), a wholly-owned subsidiary of Pinnacle Airlines Corp., and Champlain Enterprises, Inc. (“CommutAir”). Our regional operations using regional jet aircraft are conducted under the name “Continental Express” and those using turboprop aircraft are conducted under the name “Continental Connection.”

As used in these Notes to Consolidated Financial Statements, the terms “Continental,” “we,” “us,” “our” and similar terms refer to Continental Airlines, Inc. and, unless the context indicates otherwise, its consolidated subsidiaries.

We have evaluated subsequent events through February 17, 2010, which is the date these financial statements were issued.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Principles of Consolidation. Our consolidated financial statements include the accounts of Continental and all wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

(b)	Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

(c)	Cash and Cash Equivalents. We classify short-term, highly liquid investments which are readily convertible into cash and have a maturity of three months or less when purchased as cash and cash equivalents. Restricted cash, cash equivalents and short-term investments is primarily collateral for estimated future workers’ compensation claims, credit card processing contracts, letters of credit and performance bonds.

(d)	Short-term Investments. Short-term investments primarily include certificates of deposit placed through an account registry service (“CDARS”) and auction rate securities. The CDARS we hold have original maturities of 91 days and are insured by the Federal Deposit Insurance Corporation. Short-term investments are classified as available-for-sale or trading securities and are stated at fair value. Trading securities consist of student loan-related auction rate securities for which we have received an option to put the securities back to the broker, discussed in Note 6. Realized gains and losses on specific investments are reflected in non-operating income (expense) in our consolidated statements of operations. Unrealized gains and losses on available-for-sale and trading securities are reflected as a component of accumulated other comprehensive loss and non-operating income (expense) in our consolidated statements of operations, respectively.

(e)	Spare Parts and Supplies. Inventories, expendable parts and supplies related to flight equipment are carried at average acquisition cost and are expensed when consumed in operations. An allowance for obsolescence is provided over the remaining lease term or the estimated useful life of the related aircraft, as well as to reduce the carrying cost of spare parts currently identified as excess to the lower of amortized cost or net realizable value. We recorded additions to this allowance for expense of $12 million, $26 million and $11 million in the years ended December 31, 2009, 2008 and 2007, respectively. Spare parts and supplies are assumed to have an estimated residual value of 10% of original cost. These allowances are based on management estimates, which are subject to change.

(f)	Property and Equipment. Property and equipment is recorded at cost and is depreciated to estimated residual value over its estimated useful life using the straight-line method. Jet aircraft and rotable spare parts are assumed to have residual values of 15% and 10%, respectively, of original cost; other categories of property and equipment are assumed to have no residual value. The estimated useful lives of our property and equipment are as follows:

Estimated Useful Life
Jet aircraft and simulators	25 to 30 years
Rotable spare parts	Average lease term or useful life for related aircraft
Buildings and improvements	10 to 30 years
Vehicles and equipment	5 to 10 years
Computer software	3 to 5 years
Capital leases	Shorter of lease term or useful life
Leasehold improvements	Shorter of lease term or useful life

Amortization of assets recorded under capital leases is included in depreciation expense in our consolidated statement of operations.

The carrying amount of computer software was $85 million and $80 million at December 31, 2009 and 2008, respectively. Depreciation expense related to computer software was $30 million, $27 million and $28 million in the years ended December 31, 2009, 2008 and 2007, respectively.

(g)	Routes and Airport Operating Rights. Routes represent the right to fly between cities in different countries. Airport operating rights represent gate space and slots (the right to schedule an arrival or departure within designated hours at a particular airport). Routes and international airport operating rights are indefinite-lived intangible assets and are not amortized. Routes and international airport operating rights totaled $701 million and $713 million at December 31, 2009 and 2008, respectively. We perform a test for impairment of our routes and international slots in the fourth quarter of each year. In 2009, we recorded a $12 million non-cash charge to write off intangible route assets related to certain Mexican and Central American locations as a result of our annual impairment analysis. We determined that these routes had no fair value since they are subject to “open skies” agreements and there are no other barriers to flying to these locations. In 2008, we recorded an $18 million non-cash charge to write off an intangible route asset as a result of our decision to move all of our flights between Newark Liberty International Airport (“New York Liberty”) and London from London Gatwick Airport to London Heathrow Airport. These write-offs are included in special charges in our consolidated statement of operations.

Airport operating rights at domestic airports totaled $77 million and $91 million at December 31, 2009 and 2008, respectively. These assets are amortized over the stated term of the related lease (for gates) or 20 years (for slots). Amortization expense related to domestic airport operating rights was $14 million for each of the years ended December 31, 2009, 2008 and 2007. We expect annual amortization expense related to domestic airport operating rights to be approximately $14 million in each of the next three years and $8 million and $6 million in 2013 and 2014, respectively.

(h)	Measurement of Impairment of Long-Lived Assets. We record impairment losses on long-lived assets, consisting principally of property and equipment and domestic airport operating rights, when events or changes in circumstances indicate, in management’s judgment, that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. The net carrying value of assets not recoverable is reduced to fair value if lower than the carrying value. In determining the fair market value of the assets, we consider market trends, recent transactions involving sales of similar assets and, if necessary, estimates of future discounted cash flows. See Note 13 for a discussion of aircraft impairment charges.

(i)	Revenue/Air Traffic Liability. Passenger revenue is recognized either when transportation is provided or when the ticket expires unused, rather than when a ticket is sold. Revenue is recognized for unused non-refundable tickets on the date of the intended flight if the passenger did not notify us of his or her intention to change the itinerary.

We are required to charge certain taxes and fees on our passenger tickets. These taxes and fees include U.S. federal transportation taxes, federal security charges, airport passenger facility charges and foreign arrival and departure taxes. These taxes and fees are legal assessments on the customer. As we have a legal obligation to act as a collection agent with respect to these taxes and fees, we do not include such amounts in passenger revenue. We record a liability when the amounts are collected and relieve the liability when payments are made to the applicable government agency.

Under our capacity purchase agreements with regional carriers, we purchase all of the capacity related to aircraft covered by the contracts and are responsible for selling all of the related seat inventory. We record the related passenger revenue and related expenses, with payments under the capacity purchase agreements reflected as a separate operating expense in our consolidated statement of operations.

The amount of passenger ticket sales not yet recognized as revenue is included in our consolidated balance sheets as air traffic and frequent flyer liability. We perform periodic evaluations of the estimated liability for passenger ticket sales and any adjustments, which can be significant, are included in results of operations for the periods in which the evaluations are completed. These adjustments relate primarily to differences between our statistical estimation of certain revenue transactions and the related sales price, as well as refunds, exchanges, interline transactions and other items for which final settlement occurs in periods subsequent to the sale of the related tickets at amounts other than the original sales price.

Revenue from the shipment of cargo and mail is recognized when transportation is provided. Other revenue includes revenue from the sale of frequent flyer miles (see (j) below), ticket change fees, baggage fees, charter services, sublease income on aircraft leased to Holdings but not operated for us and other incidental services. Ticket change fees relate to non-refundable tickets, but are considered a separate transaction from the air transportation because they represent a charge for our additional service to modify a previous sale. Ticket change fees are recognized as other revenue in our consolidated statement of operations at the time the fees are assessed.

(j)	Frequent Flyer Program. For those OnePass accounts that have sufficient mileage credits to claim the lowest level of free travel, we record a liability for either the estimated incremental cost of providing travel awards that are expected to be redeemed with us or the contractual rate of expected redemption on alliance carriers. Incremental cost includes the cost of fuel, meals, insurance and miscellaneous supplies, less any fees charged to the passenger for redeeming the rewards, but does not include any costs for aircraft ownership, maintenance, labor or overhead allocation. We recorded an adjustment of $27 million ($0.24 per basic and diluted share) to increase passenger revenue and reduce our frequent flyer liability during 2008 for the impact of redemption fees after we increased them during 2008. A change to these cost estimates, the actual redemption activity, the amount of redemptions on alliance carriers or the minimum award level could have a significant impact on our liability in the period of change as well as future years. The liability is adjusted periodically based on awards earned, awards redeemed, changes in the incremental costs and changes in the OnePass program, and is included in the accompanying consolidated balance sheets as air traffic and frequent flyer liability. Changes in the liability are recognized as passenger revenue in the period of change.

We also sell mileage credits in our frequent flyer program to participating entities, such as credit/debit card companies, alliance carriers, hotels, car rental agencies, utilities and various shopping and gift merchants. Revenue from the sale of mileage credits is deferred and recognized as passenger revenue over the period when transportation is expected to be provided, based on estimates of its fair value. Amounts received in excess of the expected transportation’s fair value are recognized in income currently and classified as other revenue. A change to the time period over which the mileage credits are used (currently six to 26 months), the actual redemption activity or our estimate of the amount or fair value of expected transportation could have a significant impact on our revenue in the year of change as well as future years.

Prior to joining Star Alliance in October 2009, we based our estimate of the fair value of transportation related to frequent flyer miles sold on the rates we charged other airlines. In connection with joining Star Alliance, we changed our estimate of the related transportation’s fair value to be based on the rate that is equivalent to the fare of a round trip ticket with restrictions similar to a frequent flyer reward. We made this change due to the disparate values of rates charged in reciprocal agreements with other Star Alliance members. The resulting fair values are generally higher than under our former estimates and will result in a larger portion of sales of OnePass miles being deferred and then amortized into passenger revenue and a lower portion being recognized as other revenue.

At December 31, 2009, we estimated that approximately 2.6 million free round-trip travel awards outstanding were expected to be redeemed for free travel on Continental, Continental Express, Continental Connection, CMI or alliance airlines. Our total liability for future OnePass award redemptions for free travel and unrecognized revenue from sales of OnePass miles to other companies was approximately $348 million at December 31, 2009. This liability is recognized as a component of air traffic and frequent flyer liability in our consolidated balance sheets.

(k)	Maintenance and Repair Costs. Maintenance and repair costs for owned and leased flight equipment, including the overhaul of aircraft components, are charged to operating expense as incurred. Maintenance and repair costs also include engine overhaul costs covered by cost-per-hour agreements, a majority of which are expensed on the basis of hours flown.

(l)	Advertising Costs. We expense the costs of advertising as incurred. Advertising expense was $102 million, $93 million and $106 million for the years ended December 31, 2009, 2008 and 2007, respectively.

(m)	Regional Capacity Purchase, Net. Payments made to regional carriers under capacity purchase agreements are reported in regional capacity purchase, net, in our consolidated statement of operations. Regional capacity purchase, net, is net of our rental income on aircraft leased to ExpressJet and flown for us through June 30, 2008. Beginning July 1, 2008, ExpressJet no longer pays us sublease rent for aircraft operated on our behalf.

(n)	Foreign Currency Gains (Losses). Foreign currency gains (losses) are recorded as part of other, net non-operating income (expense) in our consolidated statements of operations. Foreign currency gains (losses) were $8 million, $(37) million and $2 million for the years ended December 31, 2009, 2008 and 2007, respectively.

(o)	Reclassifications. Certain reclassifications have been made in the prior years’ consolidated financial statements and related note disclosures to conform to the current year’s presentation.

NOTE 2 - ADOPTED AND RECENTLY ISSUED ACCOUNTING STANDARDS

Codification. Effective July 1, 2009, the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) became the single official source of authoritative, nongovernmental generally accepted accounting principles (“GAAP”) in the United States. The historical GAAP hierarchy was eliminated and the ASC became the only level of authoritative GAAP, other than guidance issued by the Securities and Exchange Commission. Our accounting policies were not affected by the conversion to ASC. However, references to specific accounting standards in the footnotes to our consolidated financial statements have been changed to refer to the appropriate section of ASC.

Fair Value. In September 2006, the FASB issued guidance which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This guidance is contained in ASC Topic 820, “Fair Value Measurements and Disclosures” (“ASC Topic 820”). In February 2008, the FASB deferred the effective date to January 1, 2009 for all nonfinancial assets and liabilities, except for those that are recognized or disclosed at fair value on a recurring basis (that is, at least annually). We adopted the deferred provisions of ASC Topic 820 on January 1, 2009. Application of the new rules affected our annual impairment testing for our international routes and airport operating rights, which we perform as of October 1 of each year. In prior years, we determined the fair value of each route by modeling the expected future discounted cash flows. If the calculated fair value was lower than the carrying value of a route, an impairment loss would have been recognized for the difference between the two amounts. With the adoption of new accounting rules, fair value is now determined as an exit price, representing the price that would be received in an orderly transaction between market participants based on the highest and best use of the asset, rather than as the result of an internally-generated cash flow analysis. Certain of our international routes are to countries that are subject to “open skies” agreements, meaning that all carriers have access to any destination in that country. In these cases, if there are no significant barriers to new entrants to serve the international destination, such as airport slot restrictions or gate availability, there is no market for the route asset and, therefore, it has no fair value under the new definition of fair value. As a result, we recorded a $12 million non-cash special charge in the fourth quarter of 2009 to write off certain of our international routes. The routes written off are not pledged as collateral under our debt agreements. Our compliance with our debt agreements was not affected by this new guidance.

In April 2009, the FASB issued additional guidance for estimating fair value in accordance with ASC Topic 820. The additional guidance addresses estimating fair value when the volume and level of activity for an asset or liability has significantly decreased in relation to normal market activity for the asset or liability. We adopted the provisions of this guidance for the quarter ended June 30, 2009. The adoption did not have a material effect on our consolidated financial statements.

Variable Interest Entities. In June 2009, the FASB issued guidance to change financial reporting by enterprises involved with variable interest entities (“VIEs”). The standard replaces the quantitative-based risks and rewards calculation for determining which enterprise has a controlling financial interest in a VIE with an approach focused on identifying which enterprise has the power to direct the activities of a VIE and the obligation to absorb losses of the entity or the right to receive the entity’s residual returns. This accounting standard is effective for us on January 1, 2010. We are currently evaluating the requirements of this pronouncement and have not determined the impact, if any, that adoption of this standard will have on our consolidated financial statements.

Revenue Arrangements with Multiple Deliverables. In October 2009, the FASB issued guidance that changes the accounting for revenue arrangements with multiple deliverables. The guidance requires an entity to allocate consideration at the inception of an arrangement to all of its deliverables based on their relative selling prices and eliminates the use of the residual method of allocation. The guidance establishes a hierarchy for determining the selling price of a deliverable, based on vendor-specific objective evidence, third-party evidence or estimated selling price. In addition, this guidance expands required disclosures related to a vendor’s multiple-deliverable revenue arrangements. This accounting standard is effective for us on January 1, 2011 and may change our accounting for the sale of frequent flyer mileage credits discussed in Note 1(j). We may elect to adopt this guidance through either prospective application for revenue arrangements entered into, or materially modified, after the effective date or retrospective application to all applicable revenue arrangements for all periods presented. We are currently evaluating the requirements of this pronouncement and have not determined the impact, if any, that adoption of this standard will have on our consolidated financial statements.

NOTE 3 - EARNINGS PER SHARE

The following table sets forth the components of basic and diluted earnings (loss) per share (in millions):

	2009	2008	2007
Numerator:
Numerator for basic earnings (loss) per share - net income (loss)	$(282)	$(586)	$439
Effect of dilutive securities - interest expense on:
5% convertible notes	—	—	12
6% convertible junior subordinated debentures held by subsidiary trust	—	—	12

Numerator for diluted earnings (loss) per share - net income (loss) after assumed conversions	$(282)	$(586)	$463

Denominator:
Denominator for basic earnings (loss) per share - weighted average shares	129	106	97
Effect of dilutive securities:
5% convertible notes	—	—	9
6% convertible junior subordinated debentures held by subsidiary trust	—	—	4
Employee stock options	—	—	4

Dilutive potential shares	—	—	17

Denominator for diluted earnings (loss) per share - weighted-average shares after assumed conversions	129	106	114

The adjustments to net income to determine the numerator for diluted earnings per share are net of the related effect of profit sharing and income taxes, where applicable.

Approximately 14 million and 13 million potential shares of common stock related to convertible debt securities were excluded from the computation of diluted earnings (loss) per share in the year ended December 31, 2009 and 2008, respectively, because they were antidilutive. In addition, approximately eight million, eight million and one million weighted average options to purchase shares of our common stock were excluded from the computation of diluted earnings (loss) per share for the years ended December 31, 2009, 2008 and 2007, respectively, because the effect of including the options would have been antidilutive.

NOTE 4 - LONG-TERM DEBT

Long-term debt at December 31 consisted of the following (in millions):

	2009	2008
Secured
Notes payable, interest rates of 5.375% to 9.0% (weighted average rate of 7.1% as of December 31, 2009), payable through 2022	$3,066	$2,862
Floating rate notes, with indicated interest rates:
LIBOR (0.251% on December 31, 2009) plus 0.35% to 1.95%, payable through 2020	1,153	1,345
LIBOR plus 3.375%, payable in 2011	350	350
LIBOR plus 3.125% to 3.25%, payable through 2014	188	192
LIBOR plus 2.5% to 5.0%, payable through 2019	266	157
Advance purchases of mileage credits, implicit interest rates of 5.5% to 6.18%	186	148
Other	5	15

Unsecured
6.0% convertible junior subordinated debentures, payable in 2030	248	248
4.5% convertible notes, payable in 2015	230	—
Note payable, interest rate of 8.75%, payable in 2011	200	200
5% convertible notes, callable beginning in 2010	169	157
Other	9	—

	6,070	5,674
Less: current maturities	972	516

Total	$5,098	$5,158

Maturities of long-term debt due over the next five years are as follows (in millions):

Year ending December 31,
2010	$972
2011	1,142
2012	584
2013	650
2014	332

Most of our property and equipment, spare parts inventory, certain routes and the outstanding common stock and substantially all of the other assets of our wholly-owned subsidiaries Air Micronesia, Inc. (“AMI”) and CMI are subject to agreements securing our indebtedness.

At December 31, 2009, we also had letters of credit and performance bonds relating to various real estate, customs and aircraft financing obligations in the amount of $109 million with expiration dates through September 2013.

2007 Enhanced Equipment Trust Certificates. In April 2007, we obtained financing for 12 Boeing 737-800s and 18 Boeing 737-900ERs. We applied a portion of this financing to 27 Boeing aircraft delivered to us in 2008 and recorded related debt of $1.0 billion. We applied the final portion of this financing to three Boeing 737 aircraft delivered to us in the first half of 2009 and recorded related debt of $121 million. In connection with this financing, enhanced equipment trusts raised $1.1 billion through the issuance of three classes of enhanced equipment trust certificates. Class A certificates, with an aggregate principal amount of $757 million, bear interest at 5.983%, Class B certificates, with an aggregate principal amount of $222 million, bear interest at 6.903% and Class C certificates, with an aggregate principal amount of $168 million, bear interest at 7.339%. Principal payments on the equipment notes and the corresponding distribution of these payments to certificate holders will begin in April 2010 and will end in April 2022 for Class A and B certificates and April 2014 for Class C certificates.

2009-1 Enhanced Equipment Trust Certificates. On July 1, 2009, we obtained financing for 12 currently owned Boeing aircraft and five new Boeing 737-900ER aircraft. A pass-through trust raised $390 million through the issuance of a single class of enhanced equipment trust certificates bearing interest at 9%. During 2009, we issued equipment notes with respect to the 12 currently owned aircraft, resulting in proceeds of $249 million cash for our general corporate purposes, and equipment notes with respect to five new Boeing 737-900ER aircraft, resulting in proceeds of $141 million to finance the purchase of the aircraft. Principal payments on the equipment notes and the corresponding distribution of these payments to certificate holders are scheduled from January 2010 through July 2016.

2009-2 Enhanced Equipment Trust Certificates. In November 2009, we obtained financing for eight currently owned Boeing aircraft, nine new Boeing 737-800 aircraft and two new Boeing 777 aircraft. These aircraft are expected to be refinanced or delivered by August 31, 2010. In connection with this financing, enhanced equipment trusts raised $644 million through the issuance of two classes of enhanced equipment trust certificates. Class A certificates, with an aggregate principal amount of $528 million, bear interest at 7.25% and Class B certificates, with an aggregate principal amount of $117 million, bear interest at 9.25%. The proceeds from the sale of the certificates are initially being held by a depositary in escrow for the benefit of the certificate holders until we issue equipment notes to the trust, which will purchase such notes with a portion of the escrowed funds. These escrowed funds are not guaranteed by us and are not reported as debt on our consolidated balance sheet because the proceeds held by the depositary are not our assets. Any unused proceeds will be distributed directly to the certificate holders. Principal payments on the equipment notes and the corresponding distribution of these payments to certificate holders will begin in November 2010 and will end in November 2019 for Class A certificates and in May 2017 for Class B certificates.

Other Debt Secured by Aircraft. During 2009, we entered into loan agreements under which we borrowed $180 million. This indebtedness is secured by five new Boeing 737-900ER aircraft and two Boeing 737-800 aircraft that this debt refinanced. During 2008, we obtained $268 million through three separate financings secured by two new Boeing 737-900ER aircraft, seven Boeing 757-200 aircraft and five Boeing 737-700 aircraft.

Advance Purchases of Mileage Credits. On December 30, 2009, we entered into an amendment of our Debit Card Marketing Agreement with JPMorgan Chase Bank, N.A. (“JP Morgan Chase”) under which JP Morgan Chase purchases frequent flyer mileage credits to be earned by One Pass members for making purchases using a Continental branded debit card issued by JP Morgan Chase. The agreement provides for a payment to us of $40 million in early 2010 for the advance purchase of frequent flyer mileage credits beginning January 1, 2016, or earlier in certain circumstances. The purchase of mileage credits has been treated as a loan from JP Morgan Chase with an implicit interest rate of 5.5% and is reported as long-term debt in our consolidated balance sheet.

On June 10, 2008, we entered into an amendment and restatement of our Bankcard Joint Marketing Agreement (the “Bankcard Agreement”) with Chase Bank USA, N.A. (“Chase”), under which Chase purchases frequent flyer mileage credits to be earned by OnePass members for making purchases using a Continental branded credit card issued by Chase. The Bankcard Agreement provides for a payment to us of $413 million, of which $235 million relates to the advance purchase of frequent flyer mileage credits for the year 2016. In connection with the advance purchase of mileage credits, we have provided a security interest to Chase in certain routes and slots, including certain slots at London’s Heathrow Airport. The $235 million purchase of mileage credits has been treated as a loan from Chase with an implicit interest rate of 6.18% and is reported as long-term debt in our consolidated balance sheet. Our liability will be reduced ratably in 2016 as the mileage credits are issued to Chase.

The remaining $178 million received from Chase is in consideration for certain other commitments with respect to the co-branding relationship, including the extension of the term of the Bankcard Agreement until December 31, 2016. This amount is reported in other liabilities in our consolidated balance sheet and is being recognized as other revenue on a straight-line basis over the term of the agreement.

Secured Term Loan Facility. We and CMI have loans under a $350 million secured term loan facility. The loans are secured by certain of our U.S.-Asia routes and related assets, all of the outstanding common stock of our wholly-owned subsidiaries AMI and CMI and substantially all of the other assets of AMI and CMI, including route authorities and related assets. The loans bear interest at a rate equal to the London Interbank Offered Rate (“LIBOR”) plus 3.375% and are due in June 2011. The facility requires us to maintain a minimum balance of unrestricted cash and short-term investments of $1.0 billion at the end of each month. The loans may become due and payable immediately if we fail to maintain the monthly minimum cash balance and upon the occurrence of other customary events of default under the loan documents. If we fail to maintain a minimum balance of unrestricted cash and short-term investments of $1.125 billion, we and CMI will be required to make a mandatory aggregate $50 million prepayment of the loans.

In addition, the facility provides that if the ratio of the outstanding loan balance to the value of the collateral securing the loans, as determined by the most recently delivered periodic appraisal, is greater than 52.5%, we and CMI will be required to post additional collateral or prepay the loans to reestablish a loan-to-collateral value ratio of not greater than 52.5%. We are currently in compliance with the covenants in the facility.

Notes Secured by Spare Parts Inventory. We have two series of notes secured by the majority of our spare parts inventory. The senior equipment notes, which total $190 million in principal amount, bear interest at the three-month LIBOR plus 0.35%. The junior equipment notes, which total $130 million in principal amount, bear interest at the three-month LIBOR plus 3.125%. A portion of the spare parts inventory that serves as collateral for the equipment notes is classified as property and equipment and the remainder is classified as spare parts and supplies, net.

In connection with these equipment notes, we entered into a collateral maintenance agreement requiring us, among other things, to maintain a loan-to-collateral value ratio of not greater than 45% with respect to the senior series of equipment notes and a loan-to-collateral value ratio of not greater than 75% with respect to both series of notes combined. We must also maintain a certain level of rotable components within the spare parts collateral pool. These ratios are calculated semi-annually based on an independent appraisal of the spare parts collateral pool. If any of the collateral ratio requirements are not met, we must take action to meet all ratio requirements by adding additional eligible spare parts to the collateral pool, redeeming a portion of the outstanding notes, providing other collateral acceptable to the bond insurance policy provider for the senior series of equipment notes or any combination of the above actions. We are currently in compliance with these covenants.

Convertible Debt Securities. In December 2009, we issued $230 million in principal amount of 4.5% convertible notes and received proceeds of $224 million. The notes mature on January 15, 2015 and are convertible into our Class B common stock at an initial conversion price of approximately $19.87 per share. We do not have the option to pay the conversion price in cash; however, holders of the notes may require us to repurchase all or a portion of their notes for cash at par plus any accrued and unpaid interest if certain changes in control of Continental occur. The conversion price may also be adjusted within a specified range in certain circumstances if a change in control of Continental occurs.

Our 5% convertible notes with a principal amount of $175 million and carrying amount of $169 million are convertible into 50 shares of our common stock per $1,000 principal amount at a conversion price of $20 per share. If a holder of the notes exercises the conversion right, in lieu of delivering shares of our common stock, we may elect to pay cash or a combination of cash and shares of our common stock for the notes surrendered. All or a portion of the notes are also redeemable for cash at our option on or after June 18, 2010 at par plus accrued and unpaid interest, if any. Holders of the notes may require us to repurchase all or a portion of their notes at par plus any accrued and unpaid interest on June 15 of 2010, 2013 or 2018. Therefore, we have classified these notes in current maturities of long-term debt and capital leases in our consolidated balance sheet at December 31, 2009. We may at our option choose to pay the repurchase price on those dates in cash, shares of our common stock or any combination thereof. However, if we are required to repurchase all or a portion of the notes, our policy is to settle the notes in cash. Holders of the notes may also require us to repurchase all or a portion of their notes for cash at par plus any accrued and unpaid interest if certain changes in control of Continental occur.

Because the 5% convertible notes may be settled in either cash or common stock upon conversion, accounting rules require us to separately account for the debt and equity components of the notes in a manner that reflects our nonconvertible debt (unsecured debt) borrowing rate when interest expense is recognized. The debt and equity components recognized for our 5% convertible notes were as follows at December 31 (in millions):

	2009	2008
Principal amount of convertible notes	$175	$175
Unamortized discount	6	18
Net carrying amount	169	157
Additional paid-in capital	64	64

At December 31, 2009, the unamortized discount had a remaining recognition period of approximately 6 months.

The amount of interest expense recognized and effective interest rate for the 5% convertible notes for the year ended December 31 were as follows (in millions):

	2009	2008	2007
Contractual coupon interest	$9	$9	$9
Amortization of discount on 5% convertible notes	12	11	10

Interest expense	$21	$20	$19

Effective interest rate	13%	13%	13%

In November 2000, Continental Airlines Finance Trust II, a Delaware statutory business trust (the “Trust”) of which we own all the common trust securities, completed a private placement of five million 6% convertible preferred securities, called Term Income Deferrable Equity Securities or “TIDES.” The TIDES have a liquidation value of $50 per preferred security and are convertible at any time at the option of the holder into shares of common stock at a conversion rate of $60 per share of common stock (equivalent to approximately 0.8333 share of common stock for each preferred security). Distributions on the preferred securities are payable by the Trust at an annual rate of 6% of the liquidation value of $50 per preferred security.

The sole assets of the Trust are 6% convertible junior subordinated debentures (“convertible subordinated debentures”) with an aggregate principal amount of $248 million as of December 31, 2009 issued by us and which mature on November 15, 2030. The convertible subordinated debentures are redeemable by us, in whole or in part, on or after November 20, 2003 at designated redemption prices. If we redeem the convertible subordinated debentures, the Trust must redeem the TIDES on a pro rata basis having an aggregate liquidation value equal to the aggregate principal amount of the convertible subordinated debentures redeemed. Otherwise, the TIDES will be redeemed upon maturity of the convertible subordinated debentures, unless previously converted.

Taking into consideration our obligations under (i) the preferred securities guarantee relating to the TIDES, (ii) the indenture relating to the convertible subordinated debentures to pay all debt and obligations and all costs and expenses of the Trust (other than U.S. withholding taxes) and (iii) the indenture, the declaration relating to the TIDES and the convertible subordinated debentures, we have fully and unconditionally guaranteed payment of (i) the distributions on the TIDES, (ii) the amount payable upon redemption of the TIDES and (iii) the liquidation amount of the TIDES.

In January 2007, $170 million in principal amount of our 4.5% convertible notes due on February 1, 2007 was converted by the holders into 4.3 million shares of our Class B common stock at a conversion price of $40 per share. The remaining $30 million in principal amount was paid on February 1, 2007.

NOTE 5 - LEASES

We lease certain aircraft and other assets under long-term lease arrangements. Other leased assets include real property, airport and terminal facilities, maintenance facilities, training centers and general offices. Most aircraft leases include both renewal options and purchase options. Because renewals of our existing leases are not considered to be reasonably assured at the inception of each lease, rental payments that would be due during the renewal periods are not included in the determination of straight-line rent expense. Leasehold improvements are amortized over the shorter of the related lease term or their useful life. Any purchase options are generally effective at the end of the lease term at the then-current fair market value. Our leases do not include residual value guarantees.

At December 31, 2009, the scheduled future minimum lease payments under capital leases and the scheduled future minimum lease rental payments required under operating leases were as follows (in millions):

	Capital Leases	Operating Leases
		Aircraft	Non-aircraft
Year ending December 31,
2010	$17	$994	$462
2011	16	977	426
2012	16	948	513
2013	16	933	376
2014	16	904	359
Later years	385	3,389	3,694

Total minimum lease payments	466	$8,145	$5,830

Less: amount representing interest	270

Present value of capital leases	196
Less: current maturities of capital leases	3

Long-term capital leases	$193

At December 31, 2009, we had 449 aircraft under operating leases, including 193 mainline aircraft and 256 regional jets. These operating leases have remaining lease terms ranging up to 15 years. The operating lease amounts for aircraft presented above include a portion of our minimum noncancelable payments under capacity purchase agreements with our other regional carriers which represents the deemed lease commitments on the related aircraft. See Note 16 for a discussion of our regional capacity purchase agreements.

The table above does not include projected sublease income of $139 million to be received through 2015 from other operators related to aircraft that are not operated on our behalf. We expect such sublease income to be $29 million, $29 million, $26 million, $22 million and $22 million in each of the next five years, respectively.

Rent expense for non-aircraft operating leases totaled $578 million, $580 million and $535 million for the years ended December 31, 2009, 2008 and 2007, respectively.

NOTE 6 - FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS

Accounting rules for fair value clarify that fair value is an exit price, representing the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants based on the highest and best use of the asset or liability. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. ASC Topic 820 requires us to use valuation techniques to measure fair value that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized as follows:

Level 1:	Observable inputs such as quoted prices for identical assets or liabilities in active markets

Level 2:	Other inputs that are observable directly or indirectly, such as quoted prices for similar assets or liabilities or market-corroborated inputs

Level 3:	Unobservable inputs for which there is little or no market data and which require us to develop our own assumptions about how market participants would price the assets or liabilities

The valuation techniques that may be used to measure fair value are as follows:

(A)	Market approach - Uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities

(B)	Income approach - Uses valuation techniques to convert future amounts to a single present amount based on current market expectations about those future amounts, including present value techniques, option-pricing models and excess earnings method

(C)	Cost approach - Based on the amount that currently would be required to replace the service capacity of an asset (replacement cost)

Assets (liabilities) measured at fair value on a recurring basis during the period include (in millions):

	Carrying Amount as of December 31, 2009	Level 1	Level 2	Level 3	Valuation Technique
Cash and cash equivalents	$2,546	$2,546	$—	$—	(A	)
Short-term investments:
Auction rate securities	201	—	—	201	(B	)
Other	109	109	—	—	(A	)
Restricted cash, cash equivalents and short-term investments	164	164	—	—	(A	)
Auction rate securities put right	20	—	—	20	(B	)
Fuel derivatives	14	—	—	14	(A	)
Foreign currency derivatives	5	—	5	—	(A	)

Assets measured at fair value on a nonrecurring basis during 2009 include our Boeing 737-300 and 737-500 fleets and related assets. We recorded impairment losses on these assets in the quarter ended June 30, 2009. As a result of the impairments, we measured these assets at fair value at June 30, 2009, as follows (in millions):

	Carrying Amount as of June 30, 2009	Level 1	Level 2	Level 3	Total Losses
Property and Equipment:
Boeing 737-300 fleet	$90	—	—	$90	$(19)
Boeing 737-500 fleet	82	—	—	82	(12)

					$(31)

We recorded additional losses in the fourth quarter of 2009 associated with these fleet types as discussed in Note 13. Of the $36 million in fourth quarter aircraft related special charges, $23 million was associated with Boeing 737-300 and 737-500 aircraft and parts that had been sent out for sale on consignment.

The determination of fair value of each of these items is discussed below:

Cash, Cash Equivalents and Restricted Cash. Cash, cash equivalents and restricted cash consist primarily of U.S. Government and Agency money market funds and other AAA-rated money market funds with original maturities of three months or less. The original cost of these assets approximates fair value due to their short-term maturity.

Short-Term Investments Other than Auction Rate Securities. Short-term investments other than auction rate securities primarily consist of CDARS. The fair values of these investments are based on observable market data.

Student Loan-Related Auction Rate Securities. At December 31, 2009, we held student loan-related auction rate securities with a fair value of $201 million and a par value of $252 million. These securities were classified as follows (in millions):

	Fair Value	Par Value	Amortized Cost
Short-term investments:
Available-for-sale	$136	$166	$136
Trading	65	86	N/A

Total	$201	$252

These securities are variable-rate debt instruments with contractual maturities generally greater than ten years and whose interest rates are reset every 7, 28 or 35 days, depending on the terms of the particular instrument. These securities are secured by pools of student loans guaranteed by state-designated guaranty agencies and reinsured by the U.S. government. All of the auction rate securities we hold are senior obligations under the applicable indentures authorizing the issuance of the securities. Auctions for these securities began failing in the first quarter of 2008 and have continued to fail, resulting in our holding such securities and the issuers of these securities paying interest adjusted to the maximum contractual rates.

Prior to the first quarter of 2008, the carrying value of auction rate securities approximated fair value due to the frequent resetting of the interest rate and the existence of a liquid market. Although we will earn interest on these investments involved in failed auctions at the maximum contractual rate, the estimated market value of these auction rate securities no longer approximates par value due to the lack of liquidity in the market for these securities at their par value. We recorded losses totaling $60 million during 2008 to reflect the other-than-temporary decline in the fair value of these securities. Following this other-than-temporary impairment, a new amortized cost basis was established for available-for-sale securities equal to the then fair value. The difference between this amortized cost and the cash flows expected to be collected is being accreted as interest income.

We estimated the fair value of these securities to be $201 million at December 31, 2009, taking into consideration the limited sales and offers to purchase securities and using internally-developed models of the expected future cash flows related to the securities. Our models incorporated our probability-weighted assumptions about the cash flows of the underlying student loans and discounts to reflect a lack of liquidity in the market for these securities.

In addition, in 2008, one institution granted us a put right permitting us in 2010 to sell to the institution at their full par value auction rate securities with a par value of $125 million. The institution has also committed to loan us 75% of the market value of these securities at any time until the put right is exercised. The put right is recorded at fair value in prepayments and other assets on our consolidated balance sheet. We determined the fair value based on the difference between the risk-adjusted discounted expected cash flows from the underlying auction rate securities without the put right and with the put right being exercised in 2010. The initial fair value of the put right was $26 million. We have classified the underlying auction rate securities as trading securities and elected the fair value option under the Fair Value Subsections of ASC Topic 825-10, “Financial Instruments,” for the put right, with changes in the fair value of the put right and the underlying auction rate securities recognized in other nonoperating income (expense) currently.

During 2009, we sold, at par, auction rate securities having a par value of $40 million. Most of these securities were sold to the institution that had granted us the put right. We recognized gains on the sales using the specific identification method and recorded losses of the cancellation of the related put rights. The net gains are included in other non-operating income (expense) in our consolidated statement of operations and were not material.

We continue to monitor the market for auction rate securities and consider its impact, if any, on the fair value of our investments. If current market conditions deteriorate further, we may be required to record additional losses on these securities.

Fuel Derivatives. We determine the fair value of our fuel derivatives by obtaining inputs from a broker’s pricing model that is based on inputs that are either readily available in public markets or can be derived from information available in publicly quoted markets. We verify the reasonableness of these inputs by comparing the resulting fair values to similar quotes from our counterparties as of each date for which financial statements are prepared. For derivatives not covered by collateral, we also make an adjustment to incorporate credit risk into the valuation. Due to the fact that certain of the inputs utilized to determine the fair value of the fuel derivatives are unobservable (principally volatility of crude oil prices and the credit risk adjustments), we have categorized these option contracts as Level 3.

Foreign Currency Derivatives. We determine the fair value of our foreign currency derivatives by comparing our contract rate to a published forward price of the underlying currency, which is based on market rates for comparable transactions.

Property and Equipment - Boeing 737-300 and 737-500 Aircraft Fleets. As discussed in Note 13, we wrote down our Boeing 737-300 and 737-500 fleets to their respective fair values in the second quarter of 2009. Fleet assets include owned aircraft, improvements on leased aircraft, rotable spare parts, spare engines and simulators. We estimated the fair values based on current market conditions, the condition of our aircraft and our expected proceeds from the sale of the assets.

Unobservable Inputs. The reconciliation of our assets measured at fair value on a recurring basis using unobservable inputs (Level 3) for the year ended December 31, 2009 is as follows (in millions):

	Student Loan-Related Auction Rate Securities	Auction Rate Securities Put Right	Fuel Derivatives
Balance at December 31, 2008	$229	$26	$(415)
Purchases, sales, issuances and settlements (net)	(40)	—	393
Gains and losses:
Reported in earnings:
Realized	8	(7)	—
Unrealized	1	1	7
Reported in other comprehensive income (loss)	3	—	29

Balance at December 31, 2009	$201	$20	$14

Other Financial Instruments. Other financial instruments that are not subject to the disclosure requirements of ASC Topic 820 are as follows:

•

Debt. The fair value of our debt with a carrying value of $6.1 billion at December 31, 2009 and $5.7 billion at December 31, 2008 was approximately $5.8 billion and $4.6 billion, respectively. These estimates were based on either market prices or the discounted amount of future cash flows using our current incremental rate of borrowing for similar liabilities.

•

Investment in COLI Products. In connection with certain of our supplemental retirement plans, we previously held company owned life insurance policies on certain of our employees. We terminated all of the policies in 2009. As of December 31, 2008, the carrying value of the cash surrender value of the life insurance policies was $26 million, which was based on the fair value of the underlying investments.

•	Accounts Receivable and Accounts Payable. The fair values of accounts receivable and accounts payable approximated carrying value due to their short-term maturity.

NOTE 7 - HEDGING ACTIVITIES

As part of our risk management program, we use a variety of derivative financial instruments to help manage our risks associated with changes in fuel prices and foreign currency exchange rates. We do not hold or issue derivative financial instruments for trading purposes.

We are exposed to credit losses in the event of non-performance by issuers of derivative financial instruments. To manage credit risks, we select issuers based on credit ratings, limit our exposure to any one issuer under our defined guidelines and monitor the market position with each counterparty.

Fuel Price Risk Management. We routinely hedge a portion of our future fuel requirements, provided the hedges are expected to be cost effective. We have historically entered into swap agreements or purchased call options to protect us against sudden and significant increases in jet fuel prices. We conduct our fuel hedging activities using a combination of jet fuel, crude oil and heating oil contracts. We strive to maintain fuel hedging levels and exposure generally comparable to that of our major competitors, so that our fuel cost is not disproportionate to theirs.

As of December 31, 2009, our projected fuel requirements for 2010 were hedged as follows:

	Maximum Price		Minimum Price
	% of Expected Consumption	Weighted Average Price (per gallon)	% of Expected Consumption	Weighted Average Price (per gallon)
Gulf Coast jet fuel swaps	1%	$1.94	1%	$1.94
WTI crude oil swaps	2	1.84	2	1.84
WTI crude oil call options	4	2.20	N/A	N/A

Total	7%		3%

We account for our fuel derivatives as cash flow hedges and record them at fair value in our consolidated balance sheet with the change in fair value, to the extent effective, being recorded to accumulated other comprehensive income (loss) (“accumulated OCI”), net of applicable income taxes. Fuel hedge gains (losses) are recognized as a component of fuel expense when the underlying fuel being hedged is used. The ineffective portion of our fuel hedges is determined based on the correlation between jet fuel and crude oil or heating oil prices and is included in nonoperating income (expense) in our consolidated statement of operations.

When our fuel hedges are in a liability position, we may be required to post cash collateral with our counterparties. We were not required to post any such collateral at December 31, 2009. Because our fuel hedges were in a net liability position at December 31, 2008, we were required to post cash collateral with our counterparties totaling $171 million. These amounts are reported in prepayments and other current assets in our consolidated balance sheet.

Foreign Currency Exchange Risk Management. We have historically used foreign currency average rate options and forward contracts to hedge against the currency risk associated with our forecasted Japanese yen, British pound, Canadian dollar and euro-denominated cash flows. The average rate options and forward contracts have only nominal intrinsic value at the date contracted. At December 31, 2009, we had forward contracts outstanding to hedge 30% of our projected Japanese yen-denominated cash inflows, primarily from passenger ticket sales, through 2010.

We account for these instruments as cash flow hedges. They are recorded at fair value in our consolidated balance sheet with the offset to accumulated OCI, net of applicable income taxes and hedge ineffectiveness, and are recognized as passenger revenue in the month of sale. We measure hedge effectiveness of average rate options and forward contracts based on the forward price of the underlying currency. Hedge ineffectiveness, if any, is included in other nonoperating income (expense) in our consolidated statement of operations.

Quantitative Disclosures. At December 31, 2009, all of our derivative instruments were designated as cash flow hedges and were reported in our consolidated balance sheet as follows (in millions):

	Asset Derivatives		Liability Derivatives
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Fuel derivatives	Prepayments and other current assets	$14	Accrued other current liabilities	$—

Foreign currency derivatives	Prepayments and other current assets	5	Accrued other current liabilities	—

Total derivatives		$19		$—

The gains and losses related to our derivative instruments reported in our consolidated balance sheet at December 31, 2009 and our consolidated statement of operations for the year ended December 31, 2009 were as follows (in millions):

Cash Flow Hedges	Gain (Loss) Recognized in OCI (Effective Portion)	Gain (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)		Gain (Loss) Recognized in Income (Ineffective Portion)
		Income Statement Location	Amount	Income Statement Location	Amount
Fuel derivatives	$36	Aircraft fuel and related taxes	$(380)	Other nonoperating income (expense)	$7

Foreign currency derivatives	10	Passenger revenue	(2)	Other nonoperating income (expense)	—

Total	$46		$(382)		$7

Lehman Brothers, one of the counterparties to our fuel derivative contracts, declared bankruptcy on September 15, 2008. As a result, we determined that our fuel derivative contracts with Lehman Brothers were not highly effective hedges. Therefore, we discontinued hedge accounting for these contracts as of September 15, 2008 and all subsequent changes in the contracts’ fair values were reported in earnings. In 2008, we recognized losses of $125 million in other non-operating income (expense) related to the changes in the fair value of these contracts. In January 2009, we settled all open contracts with Lehman Brothers.

NOTE 8 - PREFERRED AND COMMON STOCK

Preferred Stock. On April 14, 2008, Northwest Airlines, Inc. (“Northwest”) and Delta Air Lines, Inc. (“Delta”) announced that they had entered into a merger agreement. Northwest previously held the one outstanding share of our Series B preferred stock, which prevented us from engaging in certain business combinations or other activities without Northwest’s consent. We were entitled to redeem the share of Series B preferred stock for a nominal sum upon the execution of a definitive merger agreement by Northwest with respect to a transaction constituting a change of control of Northwest, which occurred upon Northwest’s entry into the merger agreement with Delta. As a result, we redeemed and cancelled the Series B preferred stock in the second quarter of 2008, eliminating Northwest’s right to prevent us from engaging in certain business combinations or other activities.

Common Stock. We currently have one class of common stock issued and outstanding, Class B common stock. Each share of common stock is entitled to one vote per share. In August 2009, we completed a public offering of 14.4 million shares of our common stock at a price to the public of $11.20 per share, raising net proceeds of $158 million. In June 2008, we completed a public offering of 11 million shares of our common stock at a price to the public of $14.80 per share, raising net proceeds of $162 million. Additionally, in the fourth quarter of 2008, we completed a public offering of 13 million shares of our common stock at an average price to the public of $15.84 per share, raising net proceeds of $196 million. Proceeds from each of these offerings were used for general corporate purposes. At December 31, 2009, approximately 40 million shares were reserved for future issuance related to the conversion of convertible debt securities and the issuance of stock under our stock incentive plans.

As discussed in Note 4, $170 million in principal amount of our 4.5% convertible notes was converted by the holders into 4.3 million shares of our common stock in January 2007 at a conversion price of $40 per share.

Stockholder Rights Plan. On November 20, 2008, our stockholder rights plan expired. As a result, each outstanding share of our common stock is no longer accompanied by a right. The holders of common stock were not entitled to any payment as a result of the expiration of the rights plan and the rights issued thereunder.

NOTE 9 - STOCK PLANS AND AWARDS

Stock Options. Stock options are awarded with exercise prices equal to the fair market value of our common stock on the date of grant. Management level employee stock options typically vest over a four year period and generally have five year terms. Expense related to each portion of an option grant is recognized on a straight-line basis over the specific vesting period for those options. Outside director stock options vest in full on the date of grant and have ten year terms. Under the terms of our management incentive plans, a change in control would result in options outstanding under those plans becoming exercisable in full.

The table below summarizes stock option transactions pursuant to our plans (share data in thousands):

	2009		2008		2007
	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price
Outstanding at beginning of year	7,972	$16.65	7,817	$17.36	8,991	$15.12
Granted	713	$9.40	752	$10.84	728	$35.72
Exercised	(383)	$11.72	(375)	$12.49	(1,699)	$13.39
Cancelled	(188)	$23.86	(222)	$29.14	(203)	$17.29

Outstanding at end of year	8,114	$16.08	7,972	$16.65	7,817	$17.36

Exercisable at end of year	6,550	$15.98	6,212	$15.08	3,393	$15.45

As of December 31, 2009, stock options outstanding at the end of the period had a weighted average contractual life of 2.4 years and an aggregate intrinsic value of $38 million. Options exercisable at December 31, 2009 had a weighted average contractual life of 2.1 years and an aggregate intrinsic value of $28 million.

The fair value of options is determined at the grant date using a Black-Scholes-Merton option-pricing model, which requires us to make several assumptions. The risk-free interest rate is based on the U.S. Treasury yield curve in effect for the expected term of the option at the time of grant. The dividend yield on our common stock is assumed to be zero since we historically have not paid dividends and have no current plans to do so in the future. The market price volatility of our common stock is based on the historical volatility of our common stock over a time period equal to the expected term of the option and ending on the grant date. The expected life of the options is based on our historical experience for various work groups. We recognize expense only for those option awards expected to vest, using an estimated forfeiture rate based on our historical experience. The forfeiture rate may be revised in future periods if actual forfeitures differ from our assumptions. The weighted-average fair value of options granted during the year ended December 31 was determined based on the following weighted-average assumptions:

	2009	2008	2007
Risk-free interest rate	2.0%	3.1%	4.9%
Dividend yield	0%	0%	0%
Expected market price volatility of our common stock	86%	62%	57%
Expected life of options (years)	3.9	3.9	3.9
Fair value of options granted	$5.75	$5.32	$16.95

The total intrinsic value of options exercised during the year ended December 31, 2009, 2008 and 2007 was $2 million, $3 million and $45 million, respectively.

The following tables summarize the range of exercise prices and the weighted average remaining contractual life of the options outstanding and the range of exercise prices for the options exercisable at December 31, 2009 (share data in thousands):

Options Outstanding

Range of Exercise Prices	Number	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price
$9.22-$11.72	1,286	4.3	$9.59
$11.89	4,333	1.9	$11.89
$11.96-$20.31	1,124	2.4	$19.21
$20.97-$49.80	1,371	2.3	$32.83

$9.22-$49.80	8,114	2.4	$16.08

Options Exercisable

Range of Exercise Prices	Number	Weighted Average Exercise Price
$9.22-$11.72	206	$9.84
$11.89	4,333	$11.89
$11.96-$20.31	1,081	$19.34
$20.97-$49.80	930	$32.52

$9.22-$49.80	6,550	$15.98

Employee Stock Purchase Plan. All of our employees (including CMI employees) are eligible to participate in the 2004 Employee Stock Purchase Plan (the “2004 ESPP”). At the end of each fiscal quarter, participants may purchase shares of our common stock at a discount of 15% off the fair market value of the stock on either the first day or the last day of the quarter (whichever is lower), subject to a minimum purchase price of $10 per share. This discount is reduced to zero as the fair market value approaches $10 per share. If the fair market value is below the $10 per share minimum price on the last day of a quarter, then the participants will not be permitted to purchase the common stock for such quarterly purchase period and we will refund to those participants the amount of their unused payroll deductions. During 2009, 2008 and 2007, approximately 0.5 million, 1.1 million and 0.4 million shares, respectively, of common stock were issued to participants at a weighted-average purchase price of $11.81, $12.76 and $27.84 per share, respectively. On June 10, 2009, our stockholders approved an amendment to the 2004 ESPP, under which we had sold to participants all of the remaining previously authorized shares in the first quarter of 2009. The amendment made 3.5 million shares of common stock available for purchase by participants under the 2004 ESPP and extended the term of the plan to December 31, 2019. In January 2010, 0.2 million shares were purchased related to the fourth quarter of 2009 at a price of $12.82 per share.

Incentive Plan. Our incentive plan for granting equity and performance awards to management level employees and equity awards to non-employee directors expired on October 3, 2009. The plan remains effective solely for purposes of governing the terms of outstanding awards and no further awards may be granted under the plan. On December 1, 2009, our Board of Directors approved our new Incentive Plan 2010, subject to stockholder approval. We expect to submit the new incentive plan to our stockholders for approval in 2010.

Profit Based RSU Awards. We have issued profit based restricted stock unit (“RSUs”) awards pursuant to our Long-Term Incentive and RSU Program, which can result in cash payments to our officers upon the achievement of specified profit sharing-based performance targets. The performance targets require that we reach target levels of cumulative employee profit sharing during the performance period and that we have net income calculated in accordance with U.S. generally accepted accounting principles for the applicable fiscal year in which the cumulative profit sharing target is met. To serve as a retention feature, payments related to the achievement of a performance target generally will be made in annual increments over a three-year period to participants who remain continuously employed by us through each payment date. Payments also are conditioned on our having, at the end of the fiscal year preceding the date any payment is made, a minimum unrestricted cash, cash equivalents and short-term investments balance as set by the Human Resources Committee of our Board of Directors. If we do not achieve the minimum cash balance applicable to a payment date, the payment will be deferred until the next payment date (March 1 of the next year), subject to a limit on the number of years payments may be carried forward. Payment amounts are calculated based on the number of RSUs subject to the award, the average closing price of our common stock during the 20 trading days preceding the payment date and the payment percentage set by the Human Resources Committee of our Board of Directors for achieving the applicable profit sharing-based performance target.

We account for the profit based RSU awards as liability awards. Once it is probable that a profit sharing-based performance target will be met, we measure the awards at fair value based on the current stock price. The related expense is recognized ratably over the required service period, which ends on each payment date, after adjustment for changes in the then-current market price of our common stock.

The awards that had a performance period commencing April 1, 2006 and ending December 31, 2009 achieved the highest level cumulative profit sharing performance target based on cumulative profit sharing payments to our broad based employees of $262 million during the performance period. As a result, payments totaling $20 million and $52 million were made in March 2009 and 2008, respectively, with respect to these profit based RSU awards. The third and final payment related to these 1.4 million awards will be made in March 2010.

The 0.5 million RSU awards with a performance period commencing January 1, 2007 and ending December 31, 2009 expired without vesting on December 31, 2009 because the minimum cumulative profit sharing target was not met. No payments will be made with respect to these awards. We have two other grants of profit based RSU awards outstanding at December 31, 2009. The following table sets forth information about these grants:

	2009 Grant	2008 Grant
Initial grant date	February 2009	February 2008
Number of RSU awards outstanding	1.3 million	0.8 million
Performance period	January 1, 2009- December 31, 2011	January 1, 2008- December 31, 2010
Cumulative profit sharing targets (range)	$0-$375 million	$0-$275 million
Cumulative profit sharing achieved to date for applicable performance period	$0	$0
Payment percentages (range)	0%-400%	0%-200%
Probable payment percentage:
As of December 31, 2009	0%	0%
As of December 31, 2008	N/A	100%
Unrestricted cash, cash equivalents and short-term investments hurdle	$2.2 billion	$2.2 billion

As of December 31, 2009, we had recorded no liability associated with the profit based RSU awards for the performance periods commencing January 1, 2008 or 2009 because we had not achieved, and did not reasonably expect to achieve, any of the cumulative profit sharing-based performance targets for those awards. On December 31, 2009, our enhanced profit sharing plan expired. Pursuant to the terms of the 2008 and 2009 RSU grants, and in order to comply with the provisions of Internal Revenue Code Section 162(m), achievement of a performance target for such grants will continue to be determined under and based upon the definition of annual award pool in the enhanced profit sharing plan that expired on December 31, 2009.

Stock-Based Compensation Expense. Total stock-based compensation expense included in wages, salaries and related costs for the years ended December 31, 2009, 2008 and 2007 was $(3) million, $47 million and $75 million, respectively. As of December 31, 2009, $5 million of compensation cost attributable to future service related to unvested employee stock options and profit based RSU awards with a performance period commencing April 1, 2006 and ending December 31, 2009 had not yet been recognized. This amount will be recognized in expense over a weighted-average period of 1.2 years.

NOTE 10 - ACCUMULATED OTHER COMPREHENSIVE LOSS

The components of accumulated other comprehensive loss (which are all net of applicable income taxes) were as follows (in millions):

	Defined Benefit Pension and Retiree Medical Benefits Plans		Unrealized Gain (Loss) on Derivative Instruments and Other	Income Tax Benefit (Expense)	Total
	Unrecognized Prior Service Cost	Unrecognized Actuarial Gains (Losses)
Balance at December 31, 2006	$(262)	$(971)	$(16)	$236	$(1,013)
Derivative financial instruments:
Reclassification into earnings	—	—	(48)	—	(48)
Change in fair value	—	—	93	—	93
Employee benefit plans:
Reclassification of unrecognized net actuarial loss into earnings	—	97	—	—	97
Reclassification of prior service cost into earnings	30	—	—	—	30
Current year prior service cost	(18)	—	—	—	(18)
Current year actuarial gain	—	354	—	—	354

Balance at December 31, 2007	(250)	(520)	29	236	(505)
Derivative financial instruments:
Reclassification into earnings	—	—	170	—	170
Change in fair value	—	—	(608)	—	(608)
Unrealized loss on student loan-related auction rate securities	—	—	(3)	—	(3)
Employee benefit plans:
Reclassification of unrecognized net actuarial loss into earnings	—	85	—	—	85
Reclassification of prior service cost into earnings	31	—	—	—	31
Current year actuarial loss	—	(926)	—	—	(926)

Balance at December 31, 2008	(219)	(1,361)	(412)	236	(1,756)

Derivative financial instruments:
Reclassification into earnings	—	—	375	—	375
Change in fair value	—	—	46	—	46
Unrealized gain on student loan-related auction rate securities	—	—	3	—	3
Employee benefit plans:
Reclassification of unrecognized net actuarial loss into earnings	—	138	—	—	138
Reclassification of prior service cost into earnings	31	—	—	—	31
Current year actuarial gain	—	136	—	—	136
Income tax expense	—	—	—	(158)	(158)

Balance at December 31, 2009	$(188)	$(1,087)	$12	$78	$(1,185)

NOTE 11 - EMPLOYEE BENEFIT PLANS

Our employee benefits plans include defined benefit pension plans, defined contribution (including 401(k) savings) plans and a welfare benefit plan, which includes retiree medical benefits. Substantially all of our domestic employees are covered by one or more of these plans.

Defined Benefit Pension Plans. Benefits under our defined benefit pension plans are based on a combination of years of benefit accrual service and an employee’s final average compensation. Under the collective bargaining agreement with our pilots ratified on March 31, 2005, which we refer to as the “pilot agreement,” future defined benefit accruals for pilots ceased and retirement benefits accruing in the future are provided through two pilot-only defined contribution plans. As required by the pilot agreement, defined benefit pension assets and obligations related to pilots in our primary defined benefit pension plan (covering substantially all U.S. employees other than Chelsea Food Services division (“Chelsea”) and CMI employees) were spun out into a separate pilot-only defined benefit pension plan, which we refer to as the “pilot defined benefit pension plan.” On May 31, 2005, future benefit accruals for pilots ceased and the pilot defined benefit pension plan was “frozen.” As of that freeze date, all existing accrued benefits for pilots (including the right to receive a lump sum payment upon retirement) were preserved in the pilot defined benefit pension plan. Accruals for non-pilot employees under our primary defined benefit pension plan continue.

Retiree Medical Benefits Plans. Our retiree medical programs are self-insured arrangements that permit retirees who meet certain age and service requirements to continue medical coverage between retirement and Medicare eligibility. Eligible employees are required to pay a portion of the costs of their retiree medical benefits, which in some cases may be offset by accumulated unused sick time at the time of their retirement. Plan benefits are subject to co-payments, deductibles and other limits as described in the plans. We account for the retiree medical benefits plan under ASC Topic 715, “Compensation – Retirement Benefits,” which requires recognition of the expected cost of benefits over the employee’s service period.

Obligation and Funded Status. Our pension and retiree medical benefits obligations are measured as of December 31 of each year. The following table sets forth the changes in projected benefit obligation of the defined benefit pension and retiree medical benefits plans at December 31 (in millions):

	Defined Benefit Pension		Retiree Medical Benefits
	2009	2008	2009	2008
Accumulated benefit obligation	$2,401	$2,273	N/A	N/A

Benefit obligation at beginning of year	2,482	$2,353	$249	$252
Service cost	65	59	11	12
Interest cost	153	149	15	16
Actuarial (gains) losses	70	168	(26)	(17)
Participant contributions	—	—	2	2
Benefits paid	(49)	(118)	(18)	(16)
Lump sum settlements	(92)	(129)	—	—

Benefit obligation at end of year	$2,629	$2,482	$233	$249

The retiree medical benefits plan and certain supplemental defined benefit pension plans are unfunded. The following table sets forth the change in the fair value of the defined benefit pension plans’ assets at December 31 (in millions):

	2009	2008
Fair value of plan assets at beginning of year	$1,057	$1,817
Actual gains (losses) on plan assets	268	(618)
Employer contributions, including benefits paid under unfunded plans	187	105
Benefits paid	(49)	(118)
Lump sum settlements	(92)	(129)

Fair value of plan assets at end of year	$1,371	$1,057

The unfunded portion of the defined benefit pension and retiree medical benefits liabilities were recognized in the accompanying consolidated balance sheets at December 31 as follows (in millions):

	Defined Benefit Pension		Retiree Medical Benefits
	2009	2008	2009	2008
Accrued payroll	$10	$8	$17	$15
Accrued pension liability	1,248	1,417	—	—
Accrued retiree medical benefits	—	—	216	234

Funded status of the plans - net underfunded	$1,258	$1,425	$233	$249

The amounts in accumulated other comprehensive loss that have not yet been recognized as components of net periodic benefit expense at December 31, 2009 were as follows (in millions):

	Defined Benefit Pension	Retiree Medical Benefits
Unrecognized prior service cost	$22	$166
Unrecognized actuarial (gains) losses	$1,174	$(87)

Unrecognized prior service cost is expensed using a straight-line amortization of the cost over the average future service of employees expected to receive benefits under the plans. The following table sets forth the amounts of unrecognized prior service cost and net actuarial loss recorded in accumulated other comprehensive loss expected to be recognized as components of net periodic benefit expense during 2010 (in millions):

	Defined Benefit Pension	Retiree Medical Benefits
Prior service cost	$10	$21
Actuarial (gains) losses	$87	$(4)

The following actuarial assumptions were used to determine our benefit obligations at December 31:

	Defined Benefit Pension		Retiree Medical Benefits
	2009	2008	2009	2008
Weighted average discount rate	6.01%	6.13%	5.57%	6.03%
Weighted average rate of compensation increase	2.30%	2.30%	—	—
Health care cost trend rate	—	—	7.50%	7.50%

The December 31, 2009 health care cost trend rate is assumed to decline gradually to 5% by 2015.

Net periodic defined benefit pension and retiree medical benefits expense for the year ended December 31 included the following components (in millions):

	Defined Benefit Pension			Retiree Medical Benefits
	2009	2008	2007	2009	2008	2007
Service cost	$65	$59	$61	$11	$12	$11
Interest cost	153	149	158	15	15	14
Expected return on plan assets	(89)	(157)	(137)	—	—	—
Amortization of unrecognized net actuarial (gain) loss	111	34	68	(2)	(1)	(2)
Amortization of prior service cost	10	10	10	21	21	20

Net periodic benefit expense	250	95	160	45	47	43
Settlement charges (included in special charges)	29	52	31	—	—	—

Net benefit expense	$279	$147	$191	$45	$47	$43

During 2009, 2008 and 2007, we recorded non-cash settlement charges totaling $29 million, $52 million and $31 million, respectively, related to lump sum distributions from our pilot-only defined benefit pension plan to pilots who retired. Settlement accounting is required if, for a given year, the cost of all settlements exceeds, or is expected to exceed, the sum of the service cost and interest cost components of net periodic pension expense for a plan. Under settlement accounting, unrecognized plan gains or losses must be recognized immediately in proportion to the percentage reduction of the plan’s projected benefit obligation.

The following actuarial assumptions were used to determine our net periodic benefit expense for the year ended December 31:

	Defined Benefit Pension			Retiree Medical Benefits
	2009	2008	2007	2009	2008	2007
Weighted average discount rate	6.13%	6.27%	5.95%	6.03%	6.02%	5.76%
Expected long-term rate of return on plan assets	8.25%	8.50%	8.26%	—	—	—
Weighted average rate of compensation increase	2.30%	2.30%	2.30%	—	—	—
Health care cost trend rate	—	—	—	7.50%	8.00%	8.00%

The 2009 health care cost trend rate is assumed to decline gradually to 5% by 2014.

A one percentage point change in the assumed health care cost trend rate would have the following effect (in millions):

	One Percent Increase	One Percent Decrease
Impact on 2009 retiree medical benefits expense	$3	$(2)
Impact on accrued retiree medical benefits as of December 31, 2009	$22	$(20)

The defined benefit pension plans’ assets consist primarily of equity and fixed-income securities held through common collective trusts. The fair values of our defined benefit pension plans’ assets as of December 31, 2009 were as follows (in millions):

	Total	Level 1	Level 2	Level 3
Equity securities:
U.S. companies	$661	$—	$661	$—
International companies	292	—	292
Fixed-income securities	290	—	290	—
Private equity funds	128	—	—	128

Total	$1,371	$—	$1,243	$128

See Note 6 for a discussion of the levels of inputs to determine fair value.

Equity securities include investments in large-cap and small-cap companies. Fixed-income securities include corporate bonds of companies in diversified industries and asset- and mortgage-backed securities. Investments in equity securities and fixed-income securities are commingled funds valued at the unit of participation value of shares held by the plans’ trust.

The private equity funds invest primarily in common stock of companies in diversified industries and in buyout, venture capital and special situation funds. Investments in private equity funds are valued at the net asset value of shares held by the plans’ trust at year end.

The reconciliation of our defined benefit plans assets measured at fair value using unobservable inputs (Level 3) for the year ended December 31, 2009 is as follows (in millions):

Private Equity Funds
Balance at December 31, 2008	$127

Actual return on plan assets:
Unrealized gains (losses) relating to assets still held at year end	(2)
Purchases, sales, issuances and settlements (net)	3

Balance at December 31, 2009	$128

We develop our expected long-term rate of return assumption based on historical experience and by evaluating input from the trustee managing the plans’ assets. Our expected long-term rate of return on plan assets is based on a target allocation of assets, which is based on our goal of earning the highest rate of return while maintaining risk at acceptable levels. The plans strive to have assets sufficiently diversified so that adverse or unexpected results from one security class will not have an unduly detrimental impact on the entire portfolio. We regularly review our actual asset allocation and the pension plans’ investments are periodically rebalanced to our targeted allocation when considered appropriate. Plan assets are allocated within the following guidelines:

	Percent of Total	Expected Long-Term Rate of Return
Equity securities:
U.S. companies	35-55%	8%
International companies	15-25	9
Fixed-income securities	15-25	5
Other	0-15	11

Funding requirements for tax-qualified defined benefit pension plans are determined by government regulations. During 2009, we contributed $176 million to our tax-qualified defined benefit pension plans, satisfying our minimum funding requirements during calendar year 2009. We contributed an additional $34 million to our tax-qualified defined benefit pension plans in January 2010. We estimate that our remaining minimum funding requirements during calendar year 2010 are approximately $85 million.

We project that our defined benefit pension and retiree medical plans will make the following benefit payments, which reflect expected future service and include expected lump sum distributions, during the year ended December 31 (in millions):

	Defined Benefit Pension	Retiree Medical Benefits
2010	$155	$17
2011	165	17
2012	180	17
2013	192	17
2014	208	18
2015 through 2019	946	105

Defined Contribution Plans for Pilots. As required by the pilot agreement, two pilot-only defined contribution plans were established in 2005. One of these plans is a money purchase pension plan - a type of defined contribution plan subject to the minimum funding rules of the Internal Revenue Code. Contributions under this plan are generally expressed as a percentage of applicable pilot compensation, subject to limits under the Internal Revenue Code. The other pilot-only defined contribution plan is a 401(k) plan that was established by transferring the pilot accounts from our pre-existing primary 401(k) plan (covering substantially all of our U.S. employees other than CMI employees) to a separate pilot-only 401(k) plan. Pilots may make elective pre-tax and/or post-tax contributions to the pilot-only 401(k) plan. In addition, the pilot agreement provides for variable employer contributions to the pilot-only 401(k) plan based on pre-tax profits during a portion of the term of the pilot agreement. To the extent the Internal Revenue Code limits preclude employer contributions called for by the pilot agreement, the disallowed amount will be paid directly to the pilots as current wages under a corresponding nonqualified arrangement. Our expense related to the defined contribution plans for pilots was $77 million, $82 million and $69 million in the years ended December 31, 2009, 2008 and 2007, respectively.

Other 401(k) Plans. We have two other defined contribution 401(k) employee savings plans in addition to the pilot-only 401(k) plan, a 401(k) plan covering substantially all domestic employees except for pilots and a 401(k) plan covering substantially all of the employees of CMI. Participants in the non-pilot 401(k) plans may make elective pre-tax and/or post-tax contributions, and substantially all of those participants who are not and will not become eligible for the Company’s defined benefit pension plans are eligible to receive employer non-elective contributions, expressed as a percentage of applicable compensation, under the non-pilot 401(k) plans. The non-pilot 401(k) plans were amended effective January 1, 2009 to provide for the reinstatement of service-based employer matching contributions for certain workgroups at levels ranging up to 50% of employee contributions of up to 6% of the employee’s salary, based on seniority. Company matching contributions are made in cash. For the years ended December 31, 2009, 2008 and 2007, total expense for these defined contribution plans was $19 million, $6 million and $5 million, respectively.

Profit Sharing Plan. Our enhanced profit sharing plan, which was in place through December 31, 2009, created an award pool for employees of 30% of the first $250 million of annual pre-tax income, 25% of the next $250 million and 20% of amounts over $500 million. Payment of profit sharing to eligible employees would be made under the plan in the fiscal year following the year in which profit sharing is earned and the related expense is recorded. Substantially all of our employees participated in this program except for officers and management directors. We recognized $172 million of profit sharing expense and related payroll taxes in 2007. This amount is included in wages, salaries and related costs in our consolidated statements of operations. As we incurred losses in 2009 and 2008, there was no profit sharing expense in those years.

On December 31, 2009, our enhanced profit sharing plan expired. Effective January 1, 2010, we adopted a new profit sharing plan with a five year term. Our new profit sharing plan creates an award pool of 15% of annual pre-tax income excluding special, unusual or non-recurring items. Generally, the profit sharing pool will be distributed among eligible employees based on an employee’s annual base pay relative to the annual base pay of all employees.

NOTE 12 - INCOME TAXES

Income tax benefit (expense) for the year ended December 31 consisted of the following (in millions):

	2009	2008	2007
Federal:
Current	$—	$(2)	$(3)
Deferred	143	233	(194)
State:
Current	(1)	—	(2)
Deferred	15	20	(17)
Foreign:
Current	—	—	(1)
Tax benefit resulting from intraperiod tax allocation	158	—	—
Valuation allowance	(158)	(142)	100

Total income tax benefit (expense)	$157	$109	$(117)

We are required to consider all items (including items recorded in other comprehensive income) in determining the amount of tax benefit that results from a loss from continuing operations and that should be allocated to continuing operations. As a result, we recorded a $158 million non-cash tax benefit on the loss from continuing operations for 2009, which is exactly offset by income tax expense on other comprehensive income. However, while the income tax benefit from continuing operations is reported in our consolidated statement of operations, the income tax expense on other comprehensive income is recorded directly to other comprehensive income, which is a component of stockholders’ equity. Because the income tax expense on other comprehensive income is equal to the income tax benefit from continuing operations, our net deferred tax position at December 31, 2009 is not impacted by this tax allocation.

The reconciliation of income tax computed at the United States federal statutory tax rate to income tax benefit (expense) for the years ended December 31 is as follows (in millions):

	Amount			Percentage
	2009	2008	2007	2009	2008	2007
Income tax benefit (expense) at United States statutory rates	$154	$243	$(194)	35.0%	35.0%	35.0%
State income tax benefit (expense), net of federal benefit (expense)	9	14	(12)	2.0	2.0	2.1
Meals and entertainment disallowance	(4)	(5)	(6)	(1.0)	(0.7)	1.1
Tax benefit resulting from intraperiod tax allocation	158	—	—	36.0	—	—
Valuation allowance	(158)	(142)	100	(36.0)	(20.4)	(18.0)
Other	(2)	(1)	(5)	(0.3)	(0.1)	0.9

Income tax benefit (expense)	$157	$109	$(117)	35.7%	15.8%	21.1%

For financial reporting purposes, income tax benefit recorded on losses results in deferred tax assets. We have concluded that we are required to provide a valuation allowance for net deferred tax assets due to our continued losses and our determination that it is more likely than not that such deferred tax assets would ultimately not be realized. As a result, our losses are generally not reduced by any tax benefit. Consequently, we also did not record any provision for income taxes on our pre-tax income in 2007 because we utilized a portion of the net operating loss carryforwards (“NOLs”) for which we had not previously recognized a benefit. In the fourth quarter of 2007, we recorded income tax expense of $114 million to increase the valuation allowance to be fully reserved for certain NOLs, expiring in 2008 through 2011, which more likely than not would not be realized prior to their expiration. In the second quarter of 2008, we recorded an income tax benefit of $28 million resulting from higher utilization of those NOLs than had been previously anticipated. We have approximately $3.9 billion of additional NOLs for federal income tax purposes, which expire between the years 2020 and 2029, available for use to offset future cash income taxes.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the related amounts used for income tax purposes. Significant components of our deferred tax assets and (liabilities) as of December 31 were as follows (in millions):

	2009	2008
Fixed assets, intangibles and spare parts	$(1,775)	$(1,767)
Other, net	(58)	—

Gross deferred tax liabilities	(1,833)	(1,767)

Net operating loss carryforwards	1,412	1,355
Pension liability	412	481
Accrued liabilities	516	558
Other, net	56	161

Gross deferred tax assets	2,396	2,555

Valuation allowance	(563)	(788)

Net deferred tax liability	—	—
Less: current deferred tax asset	203	216

Non-current deferred tax liability	$(203)	$(216)

Section 382 of the Internal Revenue Code (“Section 382”) imposes limitations on a corporation’s ability to utilize NOLs if it experiences an “ownership change.” In general terms, an ownership change may result from transactions increasing the ownership of certain stockholders in the stock of a corporation by more than 50 percentage points over a three-year period. In the event of an ownership change, utilization of our NOLs would be subject to an annual limitation under Section 382 determined by multiplying the value of our stock at the time of the ownership change by the applicable long-term tax-exempt rate (which is 4.16% for December 2009). Any unused annual limitation may be carried over to later years. The amount of the limitation may, under certain circumstances, be increased by the built-in gains in assets held by us at the time of the change that are recognized in the five-year period after the change. If we were to have an ownership change as of December 31, 2009 under current conditions, our annual NOL utilization could be limited to $103 million per year, before consideration of any built-in gains.

Activity in our deferred tax asset valuation allowance for the year ended December 31 was as follows (in millions):

	2009	2008	2007
Balance at beginning of year	$788	$192	$473

Valuation allowance (utilized) provided for taxes related to:
Income (loss) before income taxes	158	142	(100)
Items recorded directly to accumulated other comprehensive loss	(269)	462	(187)
Expiration of NOLs	(115)	—	—
Other	1	(8)	6

Balance at end of year	$563	$788	$192

Our federal and state income tax returns for years after 2005 remain subject to examination by the taxing authorities.

NOTE 13 - SPECIAL CHARGES

Special charges for the years ended December 31 were as follows (in millions):

	2009	2008	2007
Aircraft-related charges	$89	$40	$(22)
Pension settlement charges (see Note 11)	29	52	31
Severance	5	34	—
Route impairment (see Notes 1 and 2)	12	18	—
Other	10	37	4

Total special charges	$145	$181	$13

The special charges all relate to our mainline segment unless otherwise noted.

Year Ended December 31, 2009. Aircraft-related charges of $89 million in 2009 include $31 million of non-cash impairments of owned Boeing 737-300 and 737-500 aircraft and related assets, $39 million of other aircraft-related charges and $19 million of losses related to subleasing regional jets.

We recorded a $31 million impairment charge on the Boeing 737-300 and 737-500 fleets related to our decision in June 2008 to retire all of our Boeing 737-300 aircraft and a significant portion of our Boeing 737-500 aircraft by early 2010. We recorded an initial impairment charge in 2008 for each of these fleet types. The additional write-down in 2009 reflects the further reduction in the fair value of these fleet types in the current economic environment. In both periods, we determined that indicators of impairment were present for these fleets. Fleet assets include owned aircraft, improvements on leased aircraft, rotable spare parts, spare engines and simulators. Based on our evaluations, we determined that the carrying amounts of these fleets were impaired and wrote them down to their estimated fair value. We estimated the fair values based on current market quotes and our expected proceeds from the sale of the assets.

We recorded $39 million of other charges related to our mainline fleet, primarily related to the grounding and sale of Boeing 737-300 and 737-500 aircraft and the write-off of certain obsolete spare parts. The 737-300 and 737-500 aircraft fleets and spare parts, a portion of which was being sold on consignment, experienced further declines in fair values during the fourth quarter of 2009 primarily as the result of additional 737 aircraft being grounded by other airlines. During 2009, we sold eight 737-500 aircraft to foreign buyers. Our gains on these sales were not material.

In December 2009, we agreed with ExpressJet to amend our capacity purchase agreement to permit ExpressJet to fly eight ERJ-145 aircraft for another carrier under a capacity purchase agreement. These eight aircraft are subleased from us and were previously flown for us under our capacity purchase agreement. We recorded a $13 million charge in our regional segment based on the difference between the sublease rental and the contracted rental payments on those aircraft during the two and one-half year average initial term of the related sublease agreement.

In July 2009, we entered into agreements to sublease five temporarily grounded ERJ-135 aircraft to Chautauqua beginning in the third quarter of 2009. These aircraft will not be operated for us. The subleases have terms of five years, but may be cancelled by the lessee under certain conditions after an initial term of two years. We recorded a $6 million charge in our regional segment for the difference between the sublease rental income and the contracted rental payments on those aircraft during the initial term of the agreement.

At December 31, 2009, we had four owned and three leased Boeing 737-500 aircraft that were grounded. We had also grounded seven owned and three leased Boeing 737-300 aircraft. The owned Boeing 737-500 and 737-300 aircraft are being carried at aggregate fair values of $33 million and $22 million, respectively. The three leased Boeing 737-300 aircraft were returned to the lessor in January 2010 and the leases on the three Boeing 737-500 aircraft will expire during the first half of 2012. We have also temporarily grounded 25 leased 37-seat ERJ-135 aircraft and have subleased five others for terms of five years. The leases on these 30 ERJ-135 aircraft expire in 2016 through 2018.

If economic conditions deteriorate further, we may incur additional special charges in future periods as we attempt to dispose of our grounded Boeing 737-300 and 737-500 aircraft. Additionally, we may incur further accounting charges as a result of future fleet actions, including costs associated with future lease payments on the 30 ERJ-135 aircraft. We are not able to estimate the amount and timing of these future charges.

During 2009, we announced plans to eliminate certain operational, management and clerical positions across the company. We recorded a charge of $5 million for severance and other costs during the third quarter of 2009 in connection with the reductions in force, furloughs and leaves of absence.

Other special charges in 2009 related primarily to an adjustment to our reserve for unused facilities due to reductions in expected sublease income for a maintenance hangar in Denver.

Year Ended December 31, 2008. Aircraft-related charges of $40 million in 2008 include non-cash impairments on owned Boeing 737-300 and 737-500 aircraft and related assets. Aircraft-related charges in 2008 also includes charges for future lease costs on permanently grounded 737-300 aircraft and gains on the sale of ten Boeing 737-500 aircraft.

In conjunction with the 2008 capacity reductions, we incurred $34 million for severance and continuing medical coverage for employees accepting early retirement packages or company-offered leaves of absence during 2008. Approximately 3,000 positions were eliminated as a result of the capacity reductions, the majority of which were implemented in September 2008.

Other special charges in 2008 related primarily to contract settlements with regional carriers and adjustments to reserves for unused facilities.

Year Ended December 31, 2007. Aircraft related credits of $22 million in 2007 related primarily to the sale of three 737-500 aircraft. Other special charges in 2007 of $4 million related to a change in the mandatory retirement age for our pilots from age 60 to 65 signed into law on December 31, 2007. Because of the extension of the mandatory retirement age, we recorded an additional $4 million liability for the long-term disability plan for our pilots in 2007.

Accrual Activity. Activity related to the accruals for severance and medical costs and future lease payments on permanently grounded aircraft and unused facilities is as follows (in millions):

	Severance/ Medical Costs	Permanently Grounded Aircraft	Unused Facilities
Balance at December 31, 2006	$—	$—	$10
Accrual	—	—	—
Payments	—	—	(2)

Balance At December 31, 2007	—	—	8
Accrual	34	14	14
Payments	(6)	(4)	(2)

Balance at December 31, 2008	28	10	20
Accrual	5	1	10
Payments	(19)	(9)	(4)

Balance at December 31, 2009	$14	$2	$26

Cumulative accruals January 1, 2007 through December 31, 2009	$39	$15	$24

These accruals and payments relate primarily to our mainline segment. Cash payments related to the accruals for severance and medical costs will be made through the third quarter of 2011. Remaining lease payments on permanently grounded aircraft and unused facilities will be made through 2010 and 2018, respectively.

NOTE 14 - GAINS ON SALES OF INVESTMENTS

Copa. In May 2008, we sold all of our remaining shares of Copa Holdings, S.A. (“Copa”) Class A common stock for net proceeds of $149 million and recognized a gain of $78 million.

Holdings. In 2007, we sold all of our shares of the common stock of Holdings, the parent company of ExpressJet, to third parties for cash proceeds of $35 million. We recognized a gain of $7 million as a result of these sales.

ARINC. ARINC, Inc. (“ARINC”) develops and operates communications and information processing systems and provides systems engineering and other services to the aviation industry and other industries. In 2007, we sold all of our ARINC common stock and received cash proceeds of $30 million. Our investment in ARINC had no carrying value, resulting in a gain of $30 million.

NOTE 15 - VARIABLE INTEREST ENTITIES

Certain types of entities in which a company absorbs a majority of another entity’s expected losses, receives a majority of the other entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the other entity are required to be consolidated. These entities are called “variable interest entities.” The principal characteristics of variable interest entities are (1) an insufficient amount of equity to absorb the entity’s expected losses, (2) equity owners as a group are not able to make decisions about the entity’s activities, or (3) equity that does not absorb the entity’s losses or receive the entity’s residual returns. “Variable interests” are contractual, ownership or other monetary interests in an entity that change with fluctuations in the entity’s net asset value. As a result, variable interest entities can arise from items such as lease agreements, loan arrangements, guarantees or service contracts.

If an entity is determined to be a “variable interest entity,” the entity must be consolidated by the “primary beneficiary.” The primary beneficiary is the holder of the variable interests that absorbs a majority of the variable interest entity’s expected losses or receives a majority of the entity’s residual returns in the event no holder has a majority of the expected losses. There is no primary beneficiary in cases where no single holder absorbs the majority of the expected losses or receives a majority of the residual returns. The determination of the primary beneficiary is based on projected cash flows at the inception of the variable interests.

We have variable interests in the following types of variable interest entities:

Aircraft Leases. We are the lessee in a series of operating leases covering the majority of our leased aircraft. The lessors are trusts established specifically to purchase, finance and lease aircraft to us. These leasing entities meet the criteria for variable interest entities. We are generally not the primary beneficiary of the leasing entities if the lease terms are consistent with market terms at the inception of the lease and do not include a residual value guarantee, fixed-price purchase option or similar feature that obligates us to absorb decreases in value or entitles us to participate in increases in the value of the aircraft. This is the case for many of our operating leases; however, leases of approximately 75 mainline jet aircraft contain a fixed-price purchase option that allows us to purchase the aircraft at predetermined prices on specified dates during the lease term. Additionally, leases of substantially all of our 256 leased regional jet aircraft contain an option to purchase the aircraft at the end of the lease term at prices that, depending on market conditions, could be below fair value. We have not consolidated the related trusts because, even taking into consideration these purchase options, we are still not the primary beneficiary based on our cash flow analyses. Our maximum exposure under these leases is the remaining lease payments, which are reflected in future lease commitments in Note 5.

Airport Leases. We are the lessee of real property under long-term operating leases at a number of airports where we are also the guarantor of approximately $1.5 billion of underlying debt and interest thereon. These leases are typically with municipalities or other governmental entities, which are excluded from the consolidation requirements concerning variable interest entities. To the extent our lease and related guarantee are with a separate legal entity other than a governmental entity, we are not the primary beneficiary because the lease terms are consistent with market terms at the inception of the lease and the lease does not include a residual value guarantee, fixed-price purchase option or similar feature as discussed above.

Subsidiary Trust. We have a subsidiary trust that has mandatorily redeemable preferred securities outstanding with a liquidation value of $248 million. The trust is a variable interest entity because we have a limited ability to make decisions about its activities. However, we are not the primary beneficiary of the trust. Therefore, the trust and the mandatorily redeemable preferred securities issued by the trust are not reported on our balance sheets. Instead, we report our 6% convertible junior subordinated debentures held by the trust as long-term debt and interest on the notes is recorded as interest expense for all periods presented in the accompanying financial statements.

NOTE 16 - REGIONAL CAPACITY PURCHASE AGREEMENTS

Capacity Purchase Agreement with ExpressJet

General. In June 2008, we entered into the Second Amended and Restated Capacity Purchase Agreement with ExpressJet and certain of its affiliates (the “ExpressJet CPA”), which amended and restated our capacity purchase agreement with ExpressJet effective July 1, 2008. Under the ExpressJet CPA, we purchase all of the capacity from the ExpressJet flights covered by the agreement at a negotiated price.

Capacity and Fleet Matters. At December 31, 2009, 212 Embraer 50-seat regional jets were being operated as covered aircraft under the ExpressJet CPA. The minimum number of covered aircraft under the ExpressJet CPA is currently 190 regional jets, and will be reduced as leases on covered aircraft expire. ExpressJet also subleases 32 Embraer 50-seat regional jets from us outside of the capacity purchase provisions of the ExpressJet CPA at reduced rental rates. During September 2008, we temporarily grounded all 30 of the subleased 37-seat ERJ 135 aircraft being flown by ExpressJet on our behalf and notified ExpressJet that these aircraft would be withdrawn from the ExpressJet CPA. Five of these aircraft are now subleased to Chautauqua.

Term of Agreement. The ExpressJet CPA will expire in June 2015, with provisions for an appropriate wind-down period, and has no renewal or extension options. We may terminate the agreement at any time for “cause” (as defined in the ExpressJet CPA) and either party may terminate for breach of the agreement, subject to certain notice and cure periods. The ExpressJet CPA also modified our rights under our former capacity purchase agreement by reducing the scope of change-in-control limitations on ExpressJet, reducing restrictions on ExpressJet flying into our hub airports, and removing the most-favored-nation clause relating to agreements ExpressJet may enter into with other airlines.

Compensation and Operational Responsibilities. In exchange for ExpressJet’s operation of the flights and performance of other obligations under the ExpressJet CPA, we have agreed to pay ExpressJet a pre-determined rate, subject to annual inflation adjustments (capped at 3.5%), for each block hour flown (the hours from gate departure to gate arrival) and to reimburse ExpressJet for various pass-through expenses (with no margin or mark-up) related to the flights, including aviation insurance, property taxes, international navigation fees, depreciation (primarily aircraft-related), landing fees and certain maintenance expenses. Under the ExpressJet CPA, we are responsible for the cost of providing fuel for all flights and for paying aircraft rent for all of the aircraft covered by the ExpressJet CPA. The ExpressJet CPA contains incentive bonus and rebate provisions based upon ExpressJet’s operational performance.

Service Agreements. We provide various services to ExpressJet, including loading fuel into aircraft, certain customer services such as ground handling, related airport terminal real estate, certain technology services dedicated to flight opening and closeout processes and aviation insurance procurement. Prior to the July 1, 2008 amendment to the ExpressJet CPA, we charged ExpressJet for these services at rates in accordance with the then-effective capacity purchase agreement. For providing these services, we charged ExpressJet approximately $41 million and $88 million in 2008 and 2007, respectively. Effective July 1, 2008, we still provide these services but do not charge ExpressJet.

Leases. As of December 31, 2009, ExpressJet leased all 212 of the aircraft flown for us under long-term operating leases from us. During the base term of the ExpressJet CPA and an appropriate wind-down period, ExpressJet’s lease agreements with us have substantially the same terms as the lease agreements between us and the lessor, except that ExpressJet does not pay us rent on the aircraft operated under the capacity purchase provisions of the ExpressJet CPA. Aircraft will be removed from the ExpressJet CPA as their lease period ends. Upon expiration of the ExpressJet CPA, ExpressJet has the option to retain up to 150 aircraft through the remaining lease terms and replacing us as the primary obligor under the leases, releasing us from all obligations related to the leases. ExpressJet also leases or subleases, under various operating leases, ground equipment and substantially all of its ground facilities, including facilities at public airports, from us or the municipalities or agencies owning and controlling such airports. If ExpressJet defaults on any of its payment obligations with us, we are entitled to reduce any payments required to be made by us to ExpressJet under the ExpressJet CPA by the amount of the defaulted payment.

As of December 31, 2009, ExpressJet subleased from us and operated 32 aircraft outside of the capacity purchase provisions of ExpressJet CPA. The lease agreements for these aircraft have substantially the same terms as the lease agreements between us and the lessor, except that ExpressJet pays us reduced rent on these aircraft. Our total rental income related to all leases with ExpressJet was approximately $23 million, $205 million and $360 million in 2009, 2008 and 2007, respectively, including $22 million, $76 million and $79 million, respectively, related to regional jets operated by ExpressJet outside of the capacity purchase provisions of the ExpressJet CPA, which is reported as other revenue. Our aircraft rental income on aircraft flown for us through June 30, 2008 is reported as a reduction to regional capacity purchase, net.

Capacity Purchase Agreement with Chautauqua

Chautauqua operates 50-seat regional jets as a Continental Express carrier under a capacity purchase agreement (the “Chautauqua CPA”). As of December 31, 2009, 22 aircraft were being flown by Chautauqua for us. The Chautauqua CPA requires us to pay Chautauqua a fixed fee, subject to annual inflation adjustments (capped at 3.5%), for each block hour flown for its operation of the aircraft. Chautauqua supplies the aircraft that it operates under the agreement. Aircraft are scheduled to be removed from service under the Chautauqua CPA each year through 2012, provided that we have the unilateral right to extend the Chautauqua CPA on the same terms on an aircraft-by-aircraft basis for a period of up to five years in the aggregate for 20 aircraft and for up to three years in the aggregate for seven aircraft, subject to the renewal terms of the related aircraft lease. Chautauqua also subleases five Embraer 37-seat aircraft from us that are not operated on our behalf.

Capacity Purchase Agreement with Colgan

Colgan operates fourteen 74-seat Bombardier Q400 twin-turboprop aircraft as a Continental Connection carrier on short and medium-distance routes from New York Liberty on our behalf. Colgan operates the flights under a capacity purchase agreement with us. In January 2009, we amended the capacity purchase agreement to increase by 15 the number of Q400 aircraft to be operated by Colgan on our behalf. We expect that Colgan will begin operating these 15 additional aircraft as they are delivered, beginning in the third quarter of 2010 through the second quarter of 2011. Each aircraft is scheduled to be covered by the agreement for ten years following the date such aircraft is delivered into service thereunder. Colgan supplies all of the aircraft that it operates under the agreement.

Capacity Purchase Agreement with CommutAir

Our capacity purchase agreement with CommutAir (the “CommutAir CPA”), provides for CommutAir to operate sixteen 37-seat Bombardier Q200 twin-turboprop aircraft as a Continental Connection carrier on short distance routes from Cleveland Hopkins and New York Liberty. CommutAir supplies all of the aircraft that it operates under the agreement.

Indemnification Under Capacity Purchase Agreements

Under each of these capacity purchase agreements, our regional operator is generally required to indemnify us for any claims arising in connection with its operation of the aircraft under the agreement and to maintain separate insurance to cover its indemnification obligation.

Commitments under Capacity Purchase Agreements

Our future commitments under our capacity purchase agreements are dependent on numerous variables, and are therefore difficult to predict. The most important of these variables is the number of scheduled block hours. Although we are not required to purchase a minimum number of block hours under certain of our capacity purchase agreements, we have set forth below estimates of our future payments under the agreement based on our stated assumptions. These estimates of our future payments under all of the capacity purchase agreements do not include the portion of the underlying obligation for any aircraft leased to ExpressJet or deemed to be leased from Chautauqua, CommutAir or Colgan and facility rent that are disclosed as part of aircraft and nonaircraft operating leases. For purposes of calculating these estimates, we have assumed (1) the number of block hours flown is based on our anticipated level of flight activity or at any contractual minimum utilization levels if applicable, (2) that we will reduce the fleet as rapidly as contractually allowed under each agreement, (3) that aircraft utilization, stage length and load factors will remain constant, (4) that each carrier’s operational performance will remain at historic levels, and (5) that inflation is projected to be between 0.3% and 2.4% per year. Based on these assumptions, our future payments through the end of the terms of our capacity purchase agreements at December 31, 2009 were estimated as follows (in millions):

Year ending December 31,
2010	$693
2011	693
2012	704
2013	683
2014	649
Later years	884

Total	$4,306

It is important to note that the actual amounts we pay to our regional operators under capacity purchase agreements could differ materially from these estimates. For example, a 10% increase or decrease in scheduled block hours for all of our regional operators (whether as a result of changes in average daily utilization or otherwise) in 2010 would result in a corresponding increase or decrease in cash obligations under the capacity purchase agreements of approximately 9.2%, or $64 million.

NOTE 17 - RELATED PARTY TRANSACTIONS

Prior to April 2008, Northwest Airlines, Inc. held the sole share of our Series B preferred stock. Until October 2009, we had a global alliance with Northwest involving extensive codesharing, frequent flyer reciprocity and other cooperative activities. The other cooperative activities are considered normal to the daily operations of both airlines. As a result of these other cooperative activities, we paid Northwest $9 million and $28 million in 2008 and 2007, respectively, and Northwest paid us $9 million and $13 million in 2008 and 2007, respectively. The payments to and from Northwest were in the ordinary course of business were based on prevailing market rates. These payments do not include interline billings, which are common among airlines for transportation-related services.

NOTE 18 - SEGMENT REPORTING

We have two reportable segments: mainline and regional. The mainline segment consists of flights using larger jets while the regional segment currently consists of flights with a capacity of 79 or fewer seats. As of December 31, 2009, the regional segment was operated by ExpressJet, Chautauqua, CommutAir and Colgan through capacity purchase agreements. See Note 16 for further discussion of the capacity purchase agreements.

We evaluate segment performance based on several factors, of which the primary financial measure is operating income (loss). However, we do not manage our business or allocate resources based on segment operating profit or loss because (1) our flight schedules are designed to maximize revenue from passengers flying, (2) many operations of the two segments are substantially integrated (for example, airport operations, sales and marketing, scheduling and ticketing) and (3) management decisions are based on their anticipated impact on the overall network, not on one individual segment.

Financial information for the year ended December 31 by business segment is set forth below (in millions):

	2009	2008	2007
Operating Revenue:
Mainline	$10,635	$12,827	$12,019
Regional	1,951	2,414	2,213

Total Consolidated	$12,586	$15,241	$14,232

Depreciation and amortization expense:
Mainline	$481	$427	$400
Regional	13	11	13

Total Consolidated	$494	$438	$413

Special Charges (Note 13):
Mainline	$125	$155	$13
Regional	20	26	—

Total Consolidated	$145	$181	$13

Operating Income (Loss):
Mainline	$164	$74	$848
Regional	(310)	(388)	(161)

Total Consolidated	$(146)	$(314)	$687

Interest Expense:
Mainline	$355	$363	$379
Regional	12	13	14

Total Consolidated	$367	$376	$393

Interest Income:
Mainline	$12	$65	$160
Regional	—	—	—

Total Consolidated	$12	$65	$160

Income Tax Benefit (Expense):
Mainline	$42	$51	$(150)
Regional	115	58	33

Total Consolidated	$157	$109	$(117)

Net Income (Loss):
Mainline	$(76)	$(243)	$581
Regional	(206)	(343)	(142)

Total Consolidated	$(282)	$(586)	$439

The amounts presented above are presented on the basis of how our management reviews segment results. Under this basis, the regional segment’s revenue includes a pro-rated share of our ticket revenue for segments flown by regional carriers and expenses include all activity related to the regional operations, regardless of whether the costs were paid directly by us or to the regional carriers.

Information concerning operating revenue by principal geographic area for the year ended December 31 is as follows (in millions):

	2009	2008	2007
Domestic	$6,941	$8,327	$8,053
Trans-Atlantic	2,614	3,448	3,065
Latin America	1,947	2,283	1,981
Pacific	1,084	1,183	1,133

	$12,586	$15,241	$14,232

We attribute revenue among the geographical areas based upon the origin and destination of each flight segment. Our tangible assets and capital expenditures consist primarily of flight and related ground support equipment, which is mobile across geographic markets and, therefore, has not been allocated.

NOTE 19 - COMMITMENTS AND CONTINGENCIES

Aircraft Purchase Commitments. As of December 31, 2009 we had firm commitments to purchase 84 new aircraft (55 Boeing 737 aircraft, four Boeing 777 aircraft and 25 Boeing 787 aircraft) scheduled for delivery from 2010 through 2016, with an estimated aggregate cost of $5.1 billion including related spare engines. We are currently scheduled to take delivery of two Boeing 777 aircraft and 12 Boeing 737 aircraft in 2010. In addition to our firm order aircraft, we had options to purchase a total of 98 additional Boeing aircraft as of December 31, 2009.

As discussed in Note 4, we have obtained financing for the two Boeing 777 aircraft and nine of the Boeing 737 aircraft to be delivered in 2010. We have backstop financing available for the three other Boeing 737 aircraft scheduled for delivery in 2010, subject to customary closing conditions. However, we do not have backstop financing or any other financing currently in place for the balance of the Boeing aircraft on order. Further financing will be needed to satisfy our capital commitments for our firm aircraft and other related capital expenditures. We can provide no assurance that backstop financing or any other financing not already in place for our aircraft deliveries will be available to us when needed on acceptable terms or at all. Since the commitments for firm order aircraft are non-cancelable, and assuming no breach of the agreement by Boeing, if we are unable to obtain financing and cannot otherwise satisfy our commitment to purchase these aircraft, the manufacturer could exercise its rights and remedies under applicable law, such as seeking to terminate the contract for a material breach, selling the aircraft to one or more other parties and suing us for damages to recover any resulting losses incurred by the manufacturer.

Financings and Guarantees. We are the guarantor of approximately $1.7 billion in aggregate principal amount of tax-exempt special facilities revenue bonds and interest thereon, excluding the US Airways contingent liability described below. These bonds, issued by various airport municipalities, are payable solely from our rentals paid under long-term agreements with the respective governing bodies. The leasing arrangements associated with approximately $1.5 billion of these obligations are accounted for as operating leases, and the leasing arrangements associated with approximately $190 million of these obligations are accounted for as capital leases.

We are contingently liable for US Airways’ obligations under a lease agreement between US Airways and the Port Authority of New York and New Jersey related to the East End Terminal at LaGuardia airport. These obligations include the payment of ground rentals to the Port Authority and the payment of other rentals in respect of the full amounts owed on special facilities revenue bonds issued by the Port Authority having an outstanding par amount of $109 million at December 31, 2009 and a final scheduled maturity in 2015. If US Airways defaults on these obligations, we would be obligated to cure the default and we would have the right to occupy the terminal after US Airways’ interest in the lease had been terminated.

We also had letters of credit and performance bonds relating to various real estate, customs and aircraft financing obligations at December 31, 2009 in the amount of $109 million. These letters of credit and performance bonds have expiration dates through September 2013.

General Guarantees and Indemnifications. We are the lessee under many real estate leases. It is common in such commercial lease transactions for us as the lessee to agree to indemnify the lessor and other related third parties for tort liabilities that arise out of or relate to our use or occupancy of the leased premises and the use or occupancy of the leased premises by regional carriers operating flights on our behalf. In some cases, this indemnity extends to related liabilities arising from the negligence of the indemnified parties, but usually excludes any liabilities caused by their gross negligence or willful misconduct. Additionally, we typically indemnify such parties for any environmental liability that arises out of or relates to our use of the leased premises.

In our aircraft financing agreements, we typically indemnify the financing parties, trustees acting on their behalf and other related parties against liabilities that arise from the manufacture, design, ownership, financing, use, operation and maintenance of the aircraft and for tort liability, whether or not these liabilities arise out of or relate to the negligence of these indemnified parties, except for their gross negligence or willful misconduct.

We expect that we would be covered by insurance (subject to deductibles) for most tort liabilities and related indemnities described above with respect to real estate we lease and aircraft we operate.

In our financing transactions that include loans, we typically agree to reimburse lenders for any reduced returns with respect to the loans due to any change in capital requirements and, in the case of loans in which the interest rate is based on the London Interbank Offered Rate (“LIBOR”), for certain other increased costs that the lenders incur in carrying these loans as a result of any change in law, subject in most cases to certain mitigation obligations of the lenders. At December 31, 2009, we had $1.5 billion of floating rate debt and $229 million of fixed rate debt, with remaining terms of up to ten years, that is subject to these increased cost provisions. In several financing transactions involving loans or leases from non-U.S. entities, with remaining terms of up to ten years and an aggregate carrying value of $1.5 billion, we bear the risk of any change in tax laws that would subject loan or lease payments thereunder to non-U.S. entities to withholding taxes, subject to customary exclusions.

We may be required to make future payments under the foregoing indemnities and agreements due to unknown variables related to potential government changes in capital adequacy requirements, laws governing LIBOR based loans or tax laws, the amounts of which cannot be estimated at this time.

Credit Card Processing Agreements. The covenants contained in our domestic bank-issued credit card processing agreement with Chase require that we post additional cash collateral if we fail to maintain (1) a minimum level of unrestricted cash, cash equivalents and short-term investments, (2) a minimum ratio of unrestricted cash, cash equivalents and short-term investments to current liabilities of 0.25 to 1.0 or (3) a minimum senior unsecured debt rating of at least Caa3 and CCC-from Moody’s and Standard & Poor’s, respectively.

Under the terms of our credit card processing agreement with American Express, if a covenant trigger under the Chase processing agreement requires us to post additional collateral under that agreement, we would be required to post additional collateral under the American Express processing agreement. The amount of additional collateral required under the American Express processing agreement would be based on a percentage of the value of unused tickets (for travel at a future date) purchased by customers using the American Express card. The percentage for purposes of this calculation is the same as the percentage applied under the Chase processing agreement, after taking into account certain other risk protection maintained by American Express.

Under these processing agreements and based on our current air traffic liability exposure (as defined in each agreement), we would be required to post collateral up to the following amounts if we failed to comply with the covenants described above:

•	a total of $65 million if our unrestricted cash, cash equivalents and short-term investments balance falls below $2.0 billion;

•	a total of $203 million if we fail to maintain the minimum unsecured debt ratings specified above;

•

a total of $387 million if our unrestricted cash, cash equivalents and short-term investments balance (plus any collateral posted at Chase) falls below $1.4 billion or if our ratio of unrestricted cash, cash equivalents and short-term investments to current liabilities falls below 0.25 to 1.0; and

•

a total of $846 million if our unrestricted cash, cash equivalents and short-term investments balance (plus any collateral posted at Chase) falls below $1.0 billion or if our ratio of unrestricted cash, cash equivalents and short-term investments to current liabilities falls below 0.22 to 1.0.

The amounts shown above are incremental to the current collateral we have posted with these companies. We are currently in compliance with all of the covenants under these processing agreements.

Credit Ratings. At December 31, 2009, our senior unsecured debt was rated B3 by Moody’s and CCC+ by Standard & Poor’s. These ratings are significantly below investment grade. Our current credit ratings increase the costs we incur when issuing debt, adversely affect the terms of such debt and limit our financing options. Additional reductions in our credit ratings could further increase our borrowing costs and reduce the availability of financing to us in the future. We do not have any debt obligations that would be accelerated as a result of a credit rating downgrade. However, as discussed above, we would have to post additional collateral of approximately $203 million under our Chase and American Express processing agreements if our senior unsecured debt rating were to fall below Caa3 as rated by Moody’s or CCC- as rated by Standard & Poor’s. The insurer under our workers’ compensation program has the right to require us to post up to $32 million of additional collateral under a number of conditions, including based on our current senior unsecured debt rating, which is currently at the minimum of B3 as rated by Moody’s and below the minimum of B- as rated by Standard & Poor’s. We could also be required to post a higher amount of collateral with our fuel hedge counterparties if our credit ratings were to fall, or if our unrestricted cash, cash equivalents and short-term investments balance fell below certain specified levels, and our fuel hedges were in a liability position. In such a case, the total amount of the collateral that we might be required to post at any time would be up to the amount of our liability under the related derivative instruments to our respective counterparties. Our fuel hedging agreement with one counterparty also requires us to post additional collateral of up to 10% of the notional amount of our hedging contracts with that counterparty if our senior unsecured debt rating by Moody’s or Standard & Poor’s is below B3 or B-, respectively. Our fuel derivative contracts do not contain any other credit risk-related contingent features, other than those related to a change in control.

Employees. As of December 31, 2009, we had approximately 41,300 employees, which, due to the number of part-time employees, represents 39,640 full-time equivalent employees. Approximately 45% of our full-time equivalent employees are represented by unions.

Approximately 97% of our full-time equivalent employees represented by unions as of December 31, 2009 are covered by collective bargaining agreements that are currently amendable or become amendable in 2010. In addition, on February 12, 2010, the National Mediation Board informed us that our fleet service employees had voted in favor of representation by the International Brotherhood of Teamsters. The election covers approximately 7,600 employees, or 6,340 full-time equivalent ramp, operations and cargo agents. The collective bargaining agreements with our pilots, mechanics and certain other work groups became amendable in December 2008 and those with our flight attendants and CMI mechanics became amendable in December 2009. On July 6, 2009, our flight simulator technicians ratified a new four-year collective bargaining agreement with us. With respect to our workgroups with amendable contracts, we have been meeting with representatives of the applicable unions to negotiate amended collective bargaining agreements with a goal of reaching agreements that are fair to us and to our employees, but to date the parties have not reached new agreements. We cannot predict the outcome of our ongoing negotiations with our unionized workgroups, although significant increases in the pay and benefits resulting from new collective bargaining agreements could have a material adverse effect on us. Furthermore, there can be no assurance that our generally good labor relations and high labor productivity will continue.

Environmental Matters. In 2001, the California Regional Water Quality Control Board (“CRWQCB”) mandated a field study of the area surrounding our aircraft maintenance hangar in Los Angeles. The study was completed in September 2001 and identified jet fuel and solvent contamination on and adjacent to this site. In April 2005, we began environmental remediation of jet fuel contamination surrounding our aircraft maintenance hangar pursuant to a workplan submitted to (and approved by) the CRWQCB and our landlord, the Los Angeles World Airports. Additionally, we could be responsible for environmental remediation costs primarily related to solvent contamination on and near this site.

At December 31, 2009, we had an accrual for estimated costs of environmental remediation throughout our system of $30 million, based primarily on third-party environmental studies and estimates as to the extent of the contamination and nature of the required remedial actions. We have evaluated and recorded this accrual for environmental remediation costs separately from any related insurance recovery. We did not have any receivables related to environmental insurance recoveries at December 31, 2009. Based on currently available information, we believe that our accrual for potential environmental remediation costs is adequate, although our accrual could be adjusted in the future due to new information or changed circumstances. However, we do not expect these items to materially affect our results of operations, financial condition or liquidity.

Legal Proceedings. During the period between 1997 and 2001, we reduced or capped the base commissions that we paid to domestic travel agents, and in 2002 we eliminated those base commissions. These actions were similar to those also taken by other air carriers. We are a defendant, along with several other air carriers, in two lawsuits brought by travel agencies that purportedly opted out of a prior class action entitled Sarah Futch Hall d/b/a/ Travel Specialists v. United Air Lines, et al. (U.S.D.C., Eastern District of North Carolina), filed on June 21, 2000, in which the defendant airlines prevailed on summary judgment that was upheld on appeal. These similar suits against Continental and other major carriers allege violations of antitrust laws in reducing and ultimately eliminating the base commissions formerly paid to travel agents and seek unspecified money damages and certain injunctive relief under the Clayton Act and the Sherman Anti-Trust Act. The pending cases, which currently involve a total of 90 travel agency plaintiffs, are Tam Travel, Inc. v. Delta Air Lines, Inc., et al. (U.S.D.C., Northern District of California), filed on April 9, 2003 and Swope Travel Agency, et al. v. Orbitz LLC et al. (U.S.D.C., Eastern District of Texas), filed on June 5, 2003. By order dated November 10, 2003, these actions were transferred and consolidated for pretrial purposes by the Judicial Panel on Multidistrict Litigation to the Northern District of Ohio. On October 29, 2007, the judge for the consolidated lawsuit dismissed the case for failure to meet the heightened pleading standards established earlier in 2007 by the U.S. Supreme Court’s decision in Bell Atlantic Corp. v. Twombly. On October 2, 2009, the U.S. Court of Appeals for the Sixth Circuit affirmed the trial court’s dismissal of the case. On December 18, 2009, the plaintiffs’ request for rehearing by the Sixth Circuit en banc was denied. The plaintiffs now have the opportunity to appeal to the U.S. Supreme Court. The plaintiffs in the Swope lawsuit, encompassing 43 travel agencies, have also alleged that certain claims raised in their lawsuit were not, in fact, dismissed. The trial court has not yet ruled on that issue. In the consolidated lawsuit, we believe the plaintiffs’ claims are without merit, and we intend to defend vigorously any appeal. Nevertheless, a final adverse court decision awarding substantial money damages could have a material adverse effect on our results of operations, financial condition or liquidity.

We and/or certain of our subsidiaries are defendants in various other pending lawsuits and proceedings and are subject to various other claims arising in the normal course of our business, many of which are covered in whole or in part by insurance. Although the outcome of these lawsuits and proceedings (including the probable loss we might experience as a result of an adverse outcome) cannot be predicted with certainty at this time, we believe, after consulting with outside counsel, that the ultimate disposition of such suits will not have a material adverse effect on us.

NOTE 20 - QUARTERLY FINANCIAL DATA (UNAUDITED)

Unaudited summarized financial data by quarter for 2009 and 2008 is as follows (in millions, except per share data):

	Three Months Ended
	March 31	June 30	September 30	December 31
2009
Operating revenue	$2,962	$3,126	$3,317	$3,182
Operating income (loss)	(55)	(154)	61	1
Nonoperating income (expense), net	(81)	(59)	(79)	(73)
Net income (loss)	(136)	(213)	(18)	85

Earnings (loss) per share:
Basic	$(1.10)	$(1.72)	$(0.14)	$0.61

Diluted	$(1.10)	$(1.72)	$(0.14)	$0.60

2008
Operating revenue	$3,570	$4,044	$4,156	$3,471
Operating loss	(66)	(71)	(152)	(25)
Nonoperating income (expense), net	(61)	22	(98)	(242)
Net loss	(82)	(5)	(230)	(269)

Loss per share:
Basic	$(0.82)	$(0.05)	$(2.09)	$(2.35)

Diluted	$(0.82)	$(0.05)	$(2.09)	$(2.35)

The quarterly income (loss) amounts were impacted by the following special income (expense) items:

	Three Months Ended
	March 31	June 30	September 30	December 31
2009
Operating earnings:
Aircraft-related charges	$(4)	$(43)	$(6)	$(36)
Pension settlement charges	—	—	—	(29)
Severance	—	—	(5)	—
Route impairment	—	—	—	(12)
Other	—	(1)	(9)	—

Total special charges in operating earnings	$(4)	$(44)	$(20)	$(77)

Additional special items:
Income tax benefit related to intraperiod tax allocation	$—	$—	$—	$158

2008
Operating earnings:
Aircraft-related charges	$8	$(41)	$(12)	$5
Pension settlement charges	—	—	(8)	(44)
Severance	—	—	(33)	(1)
Route impairment	—	—	(18)	—
Other	—	(17)	(20)	—

Total special charges in operating earnings	$8	$(58)	$(91)	$(40)

Additional special items:
Gains on sales of investments	$—	$78	$—	$—
Loss on fuel hedge contracts with Lehman Brothers	—	—	—	(125)
Other-than-temporary impairment of auction rate securities	—	(29)	—	(31)
Fair value of auction rate securities put right received	—	—	—	26
Income tax benefit related to NOL utilization	—	28	—	—